Exhibit 10.8

CONFIDENTIAL

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

THIS COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of March 4, 2019 (the “Effective Date”) by and between AMBRX, INC., a Delaware corporation having its principal place of business at 10975 North Torrey Pines Road, La Jolla, CA 92037 (“Ambrx”), and BeiGene, Ltd., a corporation organized under the laws of the Cayman Islands having an address at c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands (“BeiGene”). Ambrx and BeiGene are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BeiGene is a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer;

Whereas, Ambrx is a biopharmaceutical company that has technology and expertise relating to the discovery and development of certain therapeutic proteins using its Ambrx Technology Platforms (as defined below); and

Whereas, Ambrx and BeiGene desire to collaborate in research programs for the purpose of researching compounds that will be exclusively licensed to BeiGene to advance into human clinical development and to develop and commercialize products, both alone and in combination with other drugs and drug candidates, worldwide.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “AAA” has the meaning set forth in Section 14.2(a).

1.2 “Acquirer” means, collectively, with respect to the acquisition of a Party by a Third Party, a Third Party referenced in the definition of Change of Control and such Third

Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates (determined as of immediately prior to the closing of such Change of Control).

1.3 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means that the applicable entity has direct or indirect beneficial ownership of more than 50% of the voting share capital or other equity interest in the controlled Party, or the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing, for purposes of this Agreement, Hopu Reunion Company Limited shall not be deemed an Affiliate of Ambrx.

1.4 “Agreement” has the meaning set forth in the initial paragraph of this Agreement.

1.5 “Alliance Manager” has the meaning set forth in Section 2.3.

1.6 “Ambrx” has the meaning set forth in the initial paragraph of this Agreement.

1.7 “Ambrx Acquisition” has the meaning set forth in Section 7.7(c)(ii).

1.8 “Ambrx Acquisition Program” has the meaning set forth in Section 7.7(c)(ii).

1.9 “Ambrx Claims” has the meaning set forth in Section 13.2.

1.10 “Ambrx COC Program” has the meaning set forth in Section 7.7(c)(i).

1.11 “Ambrx Collaboration IP” means (a) any Know-How first created, conceived or generated solely by or on behalf of Ambrx or its Affiliates in the performance of any activities under this Agreement, and (b) any Patents that claim such Know-How. Ambrx Collaboration IP excludes Ambrx Technology Platform IP, BeiGene Agent IP, BeiGene Technology Platform IP, Compound IP and Ambrx’s interest in Joint Collaboration IP.

1.12 “Ambrx Damages” has the meaning set forth in Section 13.2.

1.13 “Ambrx Indemnitees” has the meaning set forth in Section 13.2.

1.14 “Ambrx IP” means (a) Patents and Know-How that Ambrx and its Affiliates Control (i) as of the Effective Date, and (ii) during the Term to the extent used by or on behalf of Ambrx or its Affiliates to perform activities under the Agreement and (b) Ambrx Collaboration

IP, and in each case ((a)-(b)), that are necessary or reasonably useful for the Exploitation of Compounds or Products, but excluding Ambrx Technology Platform IP.

1.15 “Ambrx Patent” means any Patent within the (a) Ambrx IP or (b) Ambrx Technology Platform IP.

1.16 “Ambrx Prosecuted Patents” has the meaning set forth in Section 9.4(b).

1.17 “Ambrx Technology Platforms” means, for a given Research Program, the specific Ambrx proprietary platform technology (in the form as of the Effective Date or during the Research Term) identified in the description of such Research Program on Exhibit D, and related Patents and Know-How. Examples of Ambrx Technology Platforms may include: (a) [***] (b) [***] (c) [***] and (d) [***].

1.18 “Ambrx Technology Platform Inventions” means, for a given Research Program, any Inventions specifically related to any Ambrx Technology Platforms for such Research Program that are created, conceived or generated by or on behalf of a Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of such Research Program, and related Patents and Know-How. For clarity, (a) any Invention (and related Patents and Know-How) that is specifically related to the application of any Ambrx Technology Platform that is generally applicable to all compounds generated by such Ambrx Technology Platform shall be deemed Ambrx Technology Platform Inventions, and (b) any Invention (and related Patents and Know-How) that specifically Covers the composition of matter, method of use or method of manufacturing or formulating any Compounds or Products will be Compound IP.

1.19 “Ambrx Technology Platform IP” means all Know-How or Patents that Ambrx and its Affiliates Control (i) as of the Effective Date, and (ii) during the Term that constitute (a) Ambrx Technology Platforms or (b) Ambrx Technology Platform Inventions, in each case ((a) or (b)), that are necessary or reasonably useful for the Exploitation of Compounds or Products.

1.20 “Antibody” means any antibody or protein comprising at least one CDR portion thereof (including bispecific antibodies, single chain antibodies and domain antibodies) and/or similar binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source, and any fragments or derivatives thereof.

1.21 “Applicable Law” means all federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.22 “Bankrupt Party” has the meaning set forth in Section 15.2(a).

1.23 “Bare Compound” means any Antibody or protein having one or more non-naturally occurring amino acids incorporated using the Ambrx Technology Platforms, as expressed in its non-conjugated form.

1.24 “Base Royalty Rate” has the meaning set forth in Section 8.5(b).

1.25 “BeiGene” has the meaning set forth in the initial paragraph of this Agreement.

1.26 “BeiGene Acquisition” has the meaning set forth in Section 7.7(c)(ii).

1.27 “BeiGene Acquisition Program” has the meaning set forth in Section 7.7(c)(ii).

1.28 “BeiGene Agent” means, for a given Research Program, the specific pre-clinical or clinical-stage compound or marketed product Controlled by BeiGene (but not Compounds or Products). An initial list of the BeiGene Agents for given Research Program is identified in the description of such Research Program on Exhibit D.

1.29 “BeiGene Agent IP ” means (a) any BeiGene Agent, including its composition of matter and methods of manufacture and use, and (b) all Inventions arising in the performance of activities under the Agreement from the use of, and specifically relating to, any BeiGene Agent, and all related Know-How and Patents, in each case ((a)-(b)), that are necessary or reasonably useful for the Exploitation of Compounds or Products.

1.30 “BeiGene Claims” has the meaning set forth in Section 13.1.

1.31 “BeiGene COC Program” has the meaning set forth in Section 7.7(d)(i).

1.32 “BeiGene Collaboration IP” means (a) any Know-How first created, conceived or generated solely by or on behalf of BeiGene or its Affiliates in the performance of any activities under this Agreement, and (b) any Patents that claim such Know-How. BeiGene Collaboration IP excludes Ambrx Technology Platform IP, BeiGene Agent IP, BeiGene Technology Platform IP, Compound IP and BeiGene’s interest in Joint Collaboration IP.

1.33 “BeiGene Damages” has the meaning set forth in Section 13.1.

1.34 “BeiGene Indemnitees” has the meaning set forth in Section 13.1.

1.35 “BeiGene IP” means (a) Patents and Know-How that BeiGene and its Affiliates Control (i) as of the Effective Date, and (ii) during the Term to the extent used by or on behalf of BeiGene or its Affiliates to perform activities under the Agreement and (b) BeiGene Collaboration IP and in each case ((a)-(b)), that are necessary or reasonably useful for the Exploitation of Compounds or Products, but excluding BeiGene Technology Platform IP.

1.36 “BeiGene Patent” means any Patent within the (a) BeiGene IP, (b) BeiGene Agent IP or (c) BeiGene Technology Platform IP.

1.37 “BeiGene Technology Platforms” means, for a given Research Program, the specific BeiGene proprietary platform technology (in the form as of the Effective Date or during the Research Term) identified in the description of such Research Program on Exhibit D, and related Patents and Know-How. Examples of the BeiGene Technology Platforms may include [***].

1.38 “BeiGene Technology Platform Inventions” means, for a given Research Program, any Inventions specifically related to any BeiGene Technology Platforms for such Research Program that are created, conceived or generated by or on behalf of a Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of such Research Program, and related Patents and Know-How.

1.39 “BeiGene Technology Platform IP” means all Know-How or Patents that constitute (a) BeiGene Technology Platforms or (b) BeiGene Technology Platform Inventions, in each case ((a)-(b)), that are necessary or reasonably useful for the Exploitation of Compounds or Products.

1.40 “Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the United States or in another country in the world.

1.41 “Biosimilar Product” means, with respect to a Product in a given country in the Territory, a Third Party biologic product that (a) contains an analytically comparable or identical active ingredient(s) as such Product, (b) is licensed by a Regulatory Authority as a biosimilar or bioequivalent to such Product pursuant to Applicable Laws governing approval of generic, interchangeable or biosimilar biologics, including the Biologics Price Competition and Innovation Act of 2009, the United States Patient Protection and Affordable Care Act, with such Product used as the reference product in the application or submission made with respect to such biologic product under Applicable Laws, and (c) is sold in the same country as such Product by any Third Party that is not, directly or indirectly, licensed, supplied or otherwise permitted by any of BeiGene or any of its Affiliates or its Sublicensees.

1.42 “BLA” means a Biologics License Application, for which Regulatory Approval by is required to market a Product in a country in the Territory.

1.43 “Brief” has the meaning set forth in Section 14.3(b).

1.44 “Budget” has the meaning set forth in Section 3.4(a).

1.45 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in San Diego, the State of California, the United States, New York City, New York, the United States, or Beijing, the People’s Republic of China are required by Applicable Law to remain closed.

1.46 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.47 “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.48 “Change of Control” means, with respect to a Party:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party (the “Outstanding Voting Securities”); provided, however, that for the purposes of this clause (a), the following acquisitions of securities of such Party shall not constitute a Change of Control of such Party: (x) any acquisition by such Party, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled by such Party or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of clause (b) of this definition;

(b) the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c) a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.49 “Claim” has the meaning set forth in Section 13.3.

1.50 “Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial and/or a Phase 3 Clinical Trial, or any human clinical trial commenced after Regulatory Approval.

1.51 “CMC” means Chemistry and Manufacturing Controls, which includes (a) manufacturing process development records for products, (b) all chemistry, manufacturing and control procedures necessary for manufacture of products, and (c) sourcing and testing of all raw materials and components used in the manufacture of products.

1.52 “Collaboration” means each of the Research Programs that is conducted under this Agreement during the applicable Research Term. When used as a verb, “Collaborate” means to engage in Collaboration.

1.53 “Combination Product” means a pharmaceutical product comprising the Compound in combination with at least one other active pharmaceutical ingredient, that is either co-formulated or separately formulated and packaged together, and/or sold together (including as a single unit) for a single price, including as a Combination Regimen.

1.54 “Combination Regimen” has the meaning set forth in Section 1.130.

1.55 “Commercially Reasonable Efforts” [***]

1.56 “Commercialize” or “Commercialization” means any and all activities relating to the transporting, storage, marketing, detailing, promotion, sale (and offer for sale or contract to sell), distribution, importation, exportation or other commercial exploitation (including pricing and reimbursement activities) for a product in the Territory, and seeking of pricing and reimbursement of such product (if applicable), whether before or after Regulatory Approval has been obtained, and including sales force efforts, detailing, advertising, promotional materials, market research, market access (including list price and reimbursement activities), and appropriate medical education and information services, publication, and scientific and medical affairs. Commercialization shall include commercial activities conducted in preparation for Product launch. For clarity, Commercialization excludes any Research, Development or manufacturing activities.

1.57 “Commercialization Wind-Down Period” has the meaning set forth in Section 11.9(c).

1.58 “Commercially Pursue” has the meaning set forth in Section 7.7(b)(ii).

1.59 “Competitive Infringement” means, on a Compound-by-Compound and Product-by-Product and country-by-country basis, the Exploitation, by any Third Party (other than any Sublicensee or authorized purchaser or other transferee of such Compound or Product), of any pharmaceutical product in a country Covered by an Ambrx Patent, BeiGene Patent, Joint

Collaboration Patent or Compound IP Patent in such country. For clarity, filing of a Biosimilar Application with respect to a Compound or Product as the reference product, by any such Third Party will be deemed to be Competitive Infringement.

1.60 “Component A” means any biologic or protein that can be modified, including any Antibody and cytokine.

1.61 “Component B” means a [***] ([***]) [***], a [***] ([***]), drug, protein or other substance that is conjugated or attached to a given Component A via a linker and one (1) or more of the non-natural amino acids on such Component A. A group of Components B with the same or similar function shall be deemed of the same class. For example: (a) a [***] (such as [***]) shall be deemed within the same class of Component B as a different [***] (such as [***] or [***]); (b) a cytotoxic payload (such as [***]) shall be deemed within the same class of Component B as a different cytotoxic payload (such as [***] or [***]); and (c) [***] shall be deemed within the same class of Component B as albumin.

1.62 “Compound” means, for a given Research Program, all compounds that include the particular set of characteristics set forth in the description of such Research Program on Exhibit D, including the Component A for such compounds, regardless of whether such compounds were actually identified or Researched under the Research Program. For clarity, Compounds include Evaluation Compounds and Initial Compounds, as applicable.

1.63 “Compound IP” means, other than Ambrx Technology Platform IP, any Know-How or Patent Covering the composition of matter, method of use or method of manufacturing or formulating any Compounds or Products that is created, conceived or generated by or on behalf of either Party individually or both Parties jointly in the performance of any activities under this Agreement.

1.64 “Compound IP Patent” means any Patent within the Compound IP.

1.65 “Confidential CMC Information” means, with respect to a given Product, all confidential CMC-related data and information related to the Ambrx Technology Platform IP, including description of the cell line history, Ambrx’s proprietary vector, and media formulation.

1.66 “Confidential Information” means all information of a confidential or proprietary nature disclosed by or on behalf of a Party to the other Party under this Agreement, which may include any such information related to any scientific, clinical, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sales, suppliers, customers, employees, investors, business plans, Know-How, Regulatory Materials, data, compounds, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, the term “Confidential Information” of a Party (as disclosing Party) excludes any particular information that (a) is known by receiving Party (or its Affiliate) at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by written records; (b) is or becomes properly in the public domain through no fault of the receiving Party; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written records; or (d) is developed by the receiving Party independently of, and without reference to or use of, Confidential Information received from or on behalf of the disclosing Party as documented by written records. The term “Confidential Information” of a party includes information disclosed as Confidential Information by or on behalf of either Party pursuant to the Confidentiality Agreement.

1.67 “Control” means, subject to Section 7.4, with respect to any Know-How, Patent, or other intellectual property right, the possession (whether by ownership, license, or sublicense, other than by a license, sublicense, or other right granted pursuant to this Agreement (but not assignment)) by a Party of the ability to assign, transfer, or grant to the other Party the licenses, sublicenses, or rights to access and use such Know-How, Patent, or intellectual property rights as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

1.68 “Cover”, “Covered” or “Covering” means (a) with respect to a compound or product and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the Exploitation of such compound or product would infringe a Valid Claim of such Patent as issued or following its issuance (i.e., the composition of matter, method of manufacture and/or use of such compound or product or is claimed by a Valid Claim of such Patent), or with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent or (b) with respect to a compound or product and Know-How, that the Exploitation of such compound or product incorporates, embodies or otherwise makes use of such Know-How.

1.69 “Develop” or “Development” means the conduct of all activities that are directed to obtaining or maintaining Regulatory Approval of a product, obtaining Regulatory Approval for an additional indication for a Product that has previously obtained Regulatory Approval for an indication, or other lifecycle management of the product in the applicable territory, including (a) the conduct of non-clinical studies and clinical trials, (b) all activities relating to manufacturing the product for non-clinical studies and Clinical Trials (other than any post-approval Clinical Trials) and development and scale up of commercial manufacture processes, and (c) all regulatory activities relating to conducting such clinical trials, all activities relating to preparing and filing applications for such Regulatory Approvals, and to prosecuting such applications through obtaining the Regulatory Approvals.

1.70 “Development Milestone Event” has the meaning set forth in Section 8.3(a).

1.71 “Development Milestone Payment” has the meaning set forth in Section 8.3(a).

1.72 “Development Report” has the meaning set forth in Section 4.7.

1.73 “Disclosing Party” has the meaning set forth in Section 10.1.

1.74 “DMF” means any drug master file, biologics master file (types 2, 3, 4, and 5) or For Further Manufacturing Use (FFMU) BLA, as applicable, filed with the FDA, and any equivalent filing in other countries or regulatory jurisdictions, including active substance master files submitted to the EMA.

1.75 “Dollar” or “$” means the lawful currency of the United States.

1.76 “Effective Date” has the meaning set forth in the initial paragraph of this Agreement.

1.77 “EMA” means the European Medicines Agency and any successor agency thereto.

1.78 “Evaluation Compound” means Compound selected by the JRC that contains (a) either [***] as Component A and (b) a [***] as Component B.

1.79 “Evaluation Exclusivity Period” means the period commencing on the Effective Date and continuing until [***] ([***]) months after the date of the nomination of the Evaluation Compounds at the JRC meeting conducted pursuant to this Agreement.

1.80 “Executive Officer” means a senior executive officer or a member of its board of directors designated by each Party and notified to JRC for the purpose of dispute resolution under this Agreement.

1.81 “Existing License Agreements” means the agreements set forth on Exhibit A.

1.82 “Existing Third Party Licensor” means a Third Party that is a party to an Existing License Agreement.

1.83 “Expedited Arbitration” has the meaning set forth in Section 14.3.

1.84 “Expedited Dispute” has the meaning set forth in Section 14.3.

1.85 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s former employers) shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years), officer or director of either Party or any of its Affiliates.

1.86 “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, offer for sale, have offered for sale, or otherwise exploit, including to Research, Develop, Commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.87 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.88 “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.89 “Field” all indications and uses, including the diagnosis, prevention, and treatment of human diseases and human conditions.

1.90 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale by a Party or any of its Related Parties to a Third Party of such Product for end use in such country after Regulatory Approval has been obtained for such Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee (unless the Affiliate or Sublicensee is the last entity in the distribution chain of any Product), (b) any use of a Product in Clinical Trials, pre-clinical studies or other research or Development activities, or (c) the disposal or transfer of any Product for a bona fide charitable purpose, without consideration, including for any compassionate use and/or as “named patient sales”.

1.91 “force majeure” has the meaning set forth in Section 15.3.

1.92 “FTE” means the equivalent of the work of one appropriately qualified employee working on a full-time basis in performing work in support of the Research Program for a twelve (12) month period, which shall consist of a total of one thousand six hundred eighty (1,680) hours per year. Any employee who devotes less than 1680 hours per year in performing work in support of the Research Program shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours that such employee worked on the Research Program, divided by 1680. FTE efforts will not include the work of general corporate or administrative personnel or Third Party consultants or contractors. Overtime, and work on weekends, holidays, and the like will be counted with the same multiplier (e.g., time-and-a-half or double time), if any, toward the number of hours that are used to calculate the FTE contribution. Indirect personnel (including support functions such as managerial, financial, legal, or business development) will not constitute FTEs. In no event will one person be counted as greater than one (1) FTE.

1.93 “FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.94 “FTE Rate” means [***] ([***]) for each FTE for the first Calendar Year after the Effective Date. Starting January 1, 2020the foregoing rate will adjust on January of each Calendar Year by an amount equal to [***].

1.95 “Future Third Party Agreement” has the meaning set forth in Section 7.4.

1.96 “Future Third Party Patent” has the meaning set forth in Section 7.4.

1.97 “GAAP” means generally accepted accounting principles in the U.S. consistently applied.

1.98 “Gatekeeper” means an independent Third Party mutually agreeable to the Parties to be engaged by the Parties for the purpose of confirming the availability of proposed New Programs or Replacement Programs and the existence of any Pre-Existing Restrictions, on mutually agreeable terms, including provisions relating to confidentiality. The initial Gatekeeper is [***].

1.99 “Gatekeeper Availability Notice” has the meaning set forth in Section 3.1(g).

1.100 “Gatekeeper Nomination Notice” has the meaning set forth in Section 3.1(g).

1.101 “GCP” or “Good Clinical Practice” the ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidances, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”), or as otherwise required by Applicable Laws.

1.102 “GLP” or “Good Laboratory Practice” means good laboratory practice as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Applicable Laws.

1.103 “GLP Toxicology Study” means a toxicology study, in species that satisfies applicable regulatory requirements, using applicable GLP, that meets the standard necessary for submission as part of an IND filing with the applicable Regulatory Authority.

1.104 “cGMP” or “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, MHLW regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.105 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.106 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use. “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.107 “Indemnified Party” has the meaning set forth in Section 13.3.

1.108 “Indemnifying Party” has the meaning set forth in Section 13.3.

1.109 “Initial Compound” means one (1) of the two (2) Evaluation Compounds that is designated by the JRC as the Initial Compound in accordance with Section 3.1(c).

1.110 “Initial Research Program” means a Research program conducted under this Agreement by and on behalf of each Party and its Affiliates with respect to the Evaluation Compounds or the Initial Compound in accordance with the Research Plan. For clarity, an Initial Research Program is classified as a Research Program.

1.111 “Initial Research Term” has the meaning set forth in Section 1.162.

1.112 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject satisfying the enrollment criteria in such Clinical Trial.

1.113 “Insolvency Event” has the meaning set forth in Section 11.5.

1.114 “Inventions” means any and all inventions, ideas, discoveries, improvements, modifications, enhancements, derivatives or developments, whether or not patentable, created, conceived or generated by or on behalf of either Party, whether solely by or on behalf of a Party or jointly by or on behalf of the Parties during and in the course of activities performed under this Agreement.

1.115 “JNDA” means a new drug application filed with the MHLW required for marketing approval for the applicable Product in Japan.

1.116 “Joint Collaboration IP” means, collectively, (a) any Know-How first created, conceived or generated jointly by or on behalf of Ambrx or its Affiliates, on the one hand, and BeiGene or its Affiliates, on the other hand, in the performance of any activities under this Agreement, in each case that is not Ambrx Technology Platform Inventions or BeiGene Technology Platform Inventions, as applicable, and (b) any Patents that claim such Know-How.

1.117 “Joint Collaboration Patents” has the meaning set forth in Section 9.4(c)(i).

1.118 “Joint Research Committee” or “JRC” means the committee formed by the Parties as described in Section 2.1(a).

1.119 “JRA Exception” has the meaning set forth in Section 9.1(b).

1.120 “Know-How” means all commercial, scientific, technical and other information or materials, including information comprising or relating to discoveries, inventions, trade secrets, knowledge, technology, data, designs, formulate, methods, models, assays, research plans, procedures, designs for experiments and test and results of experimentation and testing (including results of research or development of the Program), Materials, nucleic acid constructs or vectors, cells or cell lines, processes, laboratory records, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, clinical, manufacturing, analytical and quality control data and know-how, safety and trial data, study designs, protocols, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities. Know-How includes rights protecting Know-How, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents.

1.121 “Licensed Program” means any Research Program that has achieved the Pre-Clinical Candidate Attainment Date.

1.122 “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license rights granted as of the Effective Date under the Existing License Agreements).

1.123 “MAA” or “Marketing Authorization Application” means an application for Regulatory Approval for a Product in a country or region of the Territory.

1.124 “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.125 “Major Market Countries” means Major European Countries, the United States, Japan and mainland China.

1.126 “Managed Care Organizations” or “MCOs” means pharmacies, managed health care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, insurers, government agencies and programs (e.g., Medicare and the VHA and other federal, state and local agencies), or similar organizations.

1.127 “Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical, or physical materials, and other similar materials.

1.128 “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.129 “Necessary Third Party Patent” has the meaning set forth in Section 8.5(d)(ii).

1.130 “Net Sales” means the gross amount invoiced or otherwise charged in arms-length transactions by a Related Party(ies) in the Territory for the sale of Products to a non-Related Party, less the sum of the following:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***].

No deduction shall be made for any item of cost incurred by any Related Party in Commercializing Products except as permitted pursuant to clauses (a) to (c) of the foregoing sentence.

Product shall be considered “sold” when invoiced. Such amounts shall be determined from the books and records of the Related Party.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least [***]) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with US GAAP.

Sale or transfer of Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition of Products. For clarity, sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee. Notwithstanding the foregoing, the following will not be included in Net Sales: (i) sales by a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager or retail chain customer who purchases Products for resale even if such distributor is a Sublicensee (but Net Sales will include sales to such Third Party distributor by a Related Party per the immediately preceding sentence); (ii) samples of used to promote additional Net Sales; and (iii) disposal or use of Product in Clinical Trials or under compassionate use, patient assistance, named patient use, or other patient access programs, or test marketing programs or non-registrational studies or other similar programs or studies.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other active ingredient(s) included in the Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other active ingredient(s) included in the Combination Product. In such event, the Parties shall negotiate in good faith to determine of the respective fair market values of the Product and all other active ingredient(s) included in the Combination Product based on the relative value contributed by each component.

If any Product is sold together with one or more other products that are either (a) packaged together for sale or shipment as a single unit or sold at a single price, or (b) marketed or sold collectively as a single product, or (c) marketed or sold where the Product is intended to be used in a Combination Regimen (as defined below), then, to the extent that the price of the applicable Product cannot be separately determined, Net Sales of such Product (for purposes of BeiGene’s royalty and sales milestone payments obligations under this Agreement) will be determined by BeiGene in good faith prior to [***]. If Ambrx disagrees with the determination by BeiGene of the relative fair market value of such products or the method of determining Net Sales attributable to Product in such a situation, then the matter shall be resolved in accordance with Article 14. As used herein, “Combination Regimen” means, with respect to a given Product, the intended use of such Product for an indication together with one or more other pharmaceutical products as two or more entities of active ingredients in a combination therapy, including concomitant or sequential therapy for commercial sale for such indication as set forth in the approved label for such Product.

1.131 “New Program” means a new Research program conducted under this Agreement by and on behalf of each Party and its Affiliates that, at the time of BeiGene’s designation, (a) includes a novel Component A and a Compound B within a novel class as compared to the Compounds under any then-existing Research Program and (b) is not replacing any then-existing Initial Research Program.

1.132 “NMPA” means the National Medical Products Administration of the People’s Republic of China, or any successor thereto.

1.133 “Nomination Notice” has the meaning set forth in Section 3.1(g).

1.134 “Party” or “Parties” has the meaning set forth in the initial paragraph of this Agreement.

1.135 “Patents” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these or sharing any common priority therewith, including divisionals, substitutions, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.136 “Patent Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with US GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the Prosecution and Maintenance of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees, and enforcing and defending any Patents.

1.137 “Patent Term Extensions” means any Patent term adjustment, Patent term extension, supplemental Patent protection or related extension of rights in any jurisdiction in accordance with Applicable Law.

1.138 “PCC Criteria” means the acceptance criteria for a Pre-Clinical Candidate as set forth in the Research Plan for a given Research Program.

1.139 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.140 “Phase 1 Clinical Trial” means a Clinical Trial of a product in subjects with the primary objective of characterizing its safety, tolerability and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.141 “Phase 2 Clinical Trial” means a Clinical Trial of a product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.142 “Phase 3 Clinical Trial” means a Clinical Trial of a product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.143 “Pre-Clinical Candidate Attainment Date” means, with respect to a Research Program, the earlier of (a) the date that a Compound for a given Research Program becomes a Pre-Clinical Candidate as determined by the JRC; or (b) the date that BeiGene provides written notice to Ambrx of its selection of a Compound from such Research Program for inclusion in GLP Toxicology Studies.

1.144 “Pre-Clinical Candidate” means, on a Research Program-by-Research Program basis, (a) a Compound for a given Research Program that meets or exceeds the PCC Criteria, as reasonably determined by the JRC, or (b) a Compound from a given Research Program that BeiGene selects for inclusion in GLP Toxicology Studies.

1.145 “Pre-Existing Restrictions” means either (a) a bona fide active, internal research, development or commercialization program of Ambrx or any of its Affiliates with respect to a proposed New Program or Replacement Program, wherein “active” for this clause (a) means that Ambrx or its Affiliates (i) have appointed a project leader for such internal program, (ii) have created the molecular design for compounds for such internal program and (iii) have ongoing Research activities for such internal program, or (b) a proposed New Program or Replacement Program that is the subject of an active, executed written agreement between Ambrx or any of its Affiliates with one or more Third Party(ies) that prohibits or otherwise restricts Ambrx’s or its Affiliate’s rights to carry out its obligations under such proposed New Program or Replacement Program or grant licenses or rights to such proposed New Program or Replacement Program pursuant to this Agreement.

1.146 “Product” means any biological, pharmaceutical, therapeutic, diagnostic or prophylactic compound, substance, chemical composition, formulation or product that containing, incorporating or comprising a Compound (alone or with other therapeutic agents), in all forms, presentations, formulations and dosage forms. For clarity, different forms, presentations, formulations or dosage forms of a given Product that contain the same Compound will be considered the same Product for purposes of this Agreement. All references to Products shall be deemed to include Combination Products.

1.147 “Program” means any Research Program(s) or Licensed Program(s), as applicable.

1.148 “Program Cap” has the meaning set forth in Section 3.1(e).

1.149 “Prosecution and Maintenance”, “Prosecuting and Maintaining,” or “Prosecute and Maintain” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent.

1.150 “Publication” has the meaning set forth in Section 10.4.

1.151 “Receiving Party” has the meaning set forth in Section 10.1.

1.152 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including any pricing and reimbursement approvals.

1.153 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including but not limited to the FDA, the EMA, the European Commission, the NMPA and MHLW, and in each case including any successor thereto.

1.154 “Regulatory Event” means any of the following: changes in clinical or regulatory strategy justified by requirements of regulatory feedback (whether directed to Ambrx or BeiGene) from any Regulatory Authority, failed or inconclusive clinical studies, or the need for additional clinical studies to achieve appropriate labeling of a Product.

1.155 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, authorizations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and BLAs.

1.156 “Related Party” means BeiGene and its Affiliates and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Products. For clarity, Related Party shall not include any distributors, wholesalers or the like unless such entity is an Affiliate of BeiGene.

1.157 “Replacement Program” means a Research program conducted under this Agreement by and on behalf of each Party and its Affiliates that (a) replaces the Initial Research Program (or a Replacement Program thereof) and (b) [***].

1.158 “Research” means activities related to the design, discovery, identification, research, pre-clinical development, pre-clinical toxicology studies, profiling, characterization, improvement or optimization of a compound or product. For clarity, “Research” excludes Development, Commercialization or manufacturing activities. The term “Researched” has a corresponding meaning.

1.159 “Research Data Package” means, on a Research Program-by-Research Program basis, a data package prepared by Ambrx with respect to Research activities conducted by or on behalf of Ambrx for such Research Program and associated Compounds and provided to BeiGene at the time identified in the applicable Research Plan. Each Research Data Package shall contain (a) the identity of the applicable Research Program, (b) a list of all then identified associated Compounds, (c) the identification of any Compounds that Ambrx reasonably believes meet the PCC Criteria and (d) all other information for such Research Program and associated Compound(s) outlined in the applicable Research Plan.

1.160 “Research Plan” has the meaning set forth in Section 3.4(a).

1.161 “Research Program” means a Research program conducted under this Agreement by and on behalf of each Party and its Affiliates with respect to Compounds directed to specific Target(s) in accordance with the Research Plan, with each such Compound containing the same Component A and a Component B within the same class. Each Research Program will be further described in Exhibit D, as may be modified, revised or updated from time to time in writing with the Parties’ mutual agreement or as set forth in Section 3.1(b) with respect to any BeiGene Agent. For clarity, a New Program that is approved in accordance with Section 3.1(g) will become a “Research Program.”

1.162 “Research Term” means, on a Research Program-by-Research Program basis, the period commencing either (a) for the Initial Research Program, the Effective Date, or (b) for a New Program or a Replacement Program, the date when the applicable fee has been received by Ambrx in accordance with Section 8.2 for such New Program or Replacement Program, as applicable, and continuing for each Research Program until the earliest of (x) the Pre-Clinical Candidate Attainment Date for such Research Program, (y) either: (i) if BeiGene does not exercise its option to extend the Research Term pursuant to Section 3.3(a), the [***] ([***]) [***] of the Effective Date (the “Initial Research Term”); or (ii) if BeiGene does exercise its option to extend the Initial Research Term pursuant to Section 3.3(a), ending on the expiration date of the Research Term Extension, or (z) the effective date of termination of such Research Program in accordance with Section 3.3(b), Section 3.6(h) or Section 11.

1.163 “Research Term Extension” has the meaning set forth in Section 3.3(a).

1.164 “Research Year” means each twelve (12) month period during the Research Term, with the first Research Year beginning on the Effective Date.

1.165 “Reversion License” has the meaning set forth in Section 11.10(e).

1.166 “Reversion Product” means any Compound or Product for which this Agreement is terminated (a) by BeiGene pursuant to Section 3.6(h) or 11.2 or (b) by Ambrx pursuant to Section 11.3, or 11.4 or 11.7, in each case (a) and (b), in the form that each such Compound or Product exists as of the date of such notice of termination.

1.167 “Reversion Technology” means any Patents or Know-How that (a) claim or Cover any Reversion Product, (b) are Controlled by BeiGene or any of its Affiliates and (c) were used or are being used by BeiGene or any of its Affiliates to Develop or Commercialize the applicable Reversion Product as of the date of notice of termination.

1.168 “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including, with respect to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials (and any data contained therein) filed with such Regulatory Authority with respect to such Party’s product, only to the extent necessary for the conduct of Research, Development, manufacturing or Commercialization activities for such product in such country or as otherwise expressly permitted or required under this Agreement to enable the other Party to exercise its rights or perform its obligations hereunder.

1.169 “Royalty Patent” means, collectively, any (a) Ambrx Patent, (b) Compound IP Patent or (c) Joint Collaboration Patent.

1.170 “Royalty Term” has the meaning set forth in Section 8.6.

1.171 “Safety Concern” means it is BeiGene’s or any of its Affiliates’ or Sublicensees’ reasonable belief that based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of such Compound or Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it.

1.172 “Sales Milestone Event” has the meaning set forth in Section 8.4(a).

1.173 “Sales Milestone Payment” has the meaning set forth in Section8.4(a).

1.174 “SEC” means the U.S. Securities and Exchange Commission.

1.175 “Sublicensee” means any Third Party granted a sublicense by BeiGene to any rights licensed to BeiGene hereunder, but shall not include any wholesaler or distributor based on a wholesaler or distributor arrangement for the sale of Product (even if such wholesaler or distributor is granted a right or license to sell a Product).

1.176 “Target” means a gene product (including all forms thereof, and including the DNA or RNA encoding for such gene product) or other target antigen, capable of being bound by an Antibody or protein or by a payload conjugated to an Antibody. The Targets designated or otherwise identified under this Agreement shall be identified by accession number or similar identifier.

1.177 “Term” has the meaning set forth in Section 11.1.

1.178 “Territory” means worldwide.

1.179 “Third Party” means any Person other than Ambrx or BeiGene or an Affiliate of either of Ambrx or BeiGene.

1.180 “Third Party Costs” means the actual, reasonable and documented out-of-pocket costs and expenses paid or payable by Ambrx to Third Parties and specifically identifiable and incurred to conduct the activities assigned to Ambrx pursuant to the then-current Research Plan, and in accordance with the Budget for such Third Party Costs as agreed to by the JRC and set forth in the Research Plan. Third Party Costs may include, for example, Research Program-specific animals or studies performed by outside (sub)contractors, but shall not include routine laboratory supplies or other overhead costs.

1.181 “Title 11” has the meaning set forth in Section 15.2.

1.182 “Transferee” has the meaning set forth in Section 3.11.

1.183 “Transferor” has the meaning set forth in Section 3.11.

1.184 “Transferred Material” has the meaning set forth in Section 3.11.

1.185 “Transition Plan” has the meaning set forth in Section 4.3.

1.186 “U.S.” means the United States of America and its territories, districts and possessions.

1.187 “Valid Claim” means (a) a claim of an issued and unexpired Patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that is not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending patent application that has not been pending for more than four (4) years and that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken. If the Royalty Term for any Product and country expires because a Valid Claim has been pending for four (4) years, and such claim subsequently issues, the Royalty Term for such Product and country will be reinstated upon issuance of such Valid Claim for the remaining Royalty Term, if any.

2. GOVERNANCE

2.1 Joint Research Committee.

(a) Establishment of JRC. Within [***] ([***]) [***] after the Effective Date, the Parties will establish a joint research committee with the roles set forth in Section 2.1(c) (the “Joint Research Committee” or “JRC”). Each Party will initially appoint three (3) representatives to the JRC. The JRC may change its size from time to time by mutual consent of its members, provided that the JRC will consist at all times of an equal number of representatives of each of Ambrx and BeiGene. The JRC membership and procedures are further described in this Section 2.1. Each Party may at any time appoint different JRC representatives by written notice to the other Party.

(b) Membership of JRC. Each of Ambrx and BeiGene will designate representatives with appropriate expertise to serve as members of the JRC. Each of Ambrx and BeiGene will select from their representatives a co-chairperson for the JRC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JRC, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons will call a meeting of the JRC promptly upon the reasonable written request of either co-chairperson to convene such a meeting.

(c) Role of JRC. The JRC will be responsible for (i) the overall management of the Research Programs, and for approving amendments to the Research Plan (as set forth in Section 3.4), (ii) the monitoring, reviewing and assessing the progress of the Research Programs, (iii) setting, and monitoring the spending against, the Budget for Research Programs costs, (iv) evaluating and determining whether a Compound delivered by Ambrx has met the PCC Criteria for a Research Program, and (v) nominating the Evaluation Compounds, discussing and evaluating the performance of the Evaluation Compounds and designating the Initial Compound, discussing and evaluating the Initial Research Program, a New Program or Replacement Program and approving and adopting appropriate amendments of the Research Plan for such New Program or Replacement Program. As needed, the JRC shall establish subcommittees and working groups that will report to the JRC to further the objectives of the Research Programs.

(d) JRC Meetings. The JRC will hold meetings at such times and places as the co-chairpersons may determine. The JRC will meet at least once every Calendar Quarter during the Research Term. The meetings of the JRC need not be in person and may be by telephone or any other method determined by the JRC. Each Party will bear its own costs associated with attending such meetings. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.

(e) Decisions. Decisions of the JRC shall be by consensus, provided that if the JRC is unable to reach consensus with respect to any such decision, Ambrx or BeiGene shall have the final decision-making authority regarding the matters set forth in Exhibit C; provided further that either Party may not use its final decision-making authority to (i) require the other Party to violate any Applicable Law or breach any agreement it may have with any Third Party,

(ii) amend the terms and conditions of this Agreement, (iii) make any changes in the number of BeiGene-funded FTEs except in accordance with Section 3.5(b), (iv) require the other Party to conduct any activities outside the scope of the Research Plan, or (v) require Ambrx to agree to a New Program or Replacement Program which is subject to Pre-Existing Restrictions. Subject to the foregoing, if the JRC is unable to reach consensus with respect to any decision on which neither BeiGene nor Ambrx has the final decision-making authority in accordance with Exhibit C, the Parties agree to follow the expedited arbitration procedures set forth in Section 14.3 to resolve the matter.

(f) Discontinuation of JRC. The JRC shall continue to exist until the first to occur of (i) the Parties mutually agreeing to disband the JRC or (ii) at any time after the expiration of the Research Term for the last Research Program, upon thirty (30) days written notice by either Party. On a Research Program-by-Research Program basis, from and after the Pre-Clinical Candidate Attainment Date for such Research Program, the JRC shall not have any further decision making authority with respect to such Research Program and all subsequent decisions regarding the further Research, Development, manufacture and Commercialization of the applicable Compounds and associated Products for such Research Program shall be at BeiGene’s sole discretion, subject to the terms of this Agreement. From and after the discontinuance of the JRC pursuant to Section 2.1(f)(i) or Section 2.1(f)(ii), the JRC shall have no further roles or responsibilities under this Agreement. Any subcommittees and working groups established by the JRC in connection with the Research Program will dissolve at the expiration of the Research Term for the last Research Program.

2.2 Limitations on Authority of the JRC. The JRC will have solely the roles and responsibilities assigned to it in this Article 2. The JRC will have no authority to amend, modify or waive compliance with this Agreement. For the avoidance of doubt, the JRC will have no authority to amend, modify or limit the final decision-making authority of Ambrx or BeiGene with respect to the matters as set forth in Exhibit C of this Agreement. The JRC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

2.3 Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of research and development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JRC and support the co-chairpersons of the JRC in the discharge of their responsibilities. An Alliance Manager may bring any matter to the attention of the JRC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JRC. Each Alliance Manager also will:

(a) provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JRC is no longer constituted;

(b) plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications; and

(c) take responsibility for ensuring that JRC activities, such as the conduct of required JRC meetings and preparation and circulation of agendas and minutes therefor, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

3. RESEARCH PROGRAM

3.1 Research Programs.

(a) Subject to and in accordance with the terms of this Agreement, during the Research Term, the Parties will collaborate in Researching Compounds pursuant to the Research Programs with the goal of identifying Compounds that meet PCC Criteria for BeiGene to advance into human Clinical Trials and ultimately Commercializing as Products. The Research Programs will also include activities directed toward the Research of Compounds that are backups or alternatives to lead Compounds. Each Party will conduct its activities under each Research Program in accordance with the Research Plan. On a Research Program-by-Research Program basis, after the Pre-Clinical Candidate Attainment Date for such Research Program, BeiGene shall have the right to further Research, Develop, manufacture and Commercialize all Compounds and associated Products from such Research Program as a Licensed Program.

(b) The Parties will collaborate with respect to the Initial Research Program, which can be replaced up to [***] ([***]) times in accordance with Section 3.1(f), and up to [***] ([***]) New Programs, which shall be selected in accordance with this Section 3.1.

(c) As of the Effective Date, the Parties have mutually agreed to collaborate on the Initial Research Program. At the first JRC meeting, the Parties shall select [***] Evaluation Compounds, which will be evaluated during the Evaluation Exclusivity Period. On or prior to the end of the Evaluation Exclusivity Period, the JRC shall select and designate [***] of these [***] ([***]) Evaluation Compounds that meets the PCC Criteria as the Initial Compound. If at the end of the Evaluation Exclusivity Period, neither Evaluation Compound meets the PCC criteria, unless the Parties agree through the JRC otherwise, then the Research Program respect to each Evaluation Compound shall terminate and the JRC shall propose a Replacement Program in accordance with and subject to the procedure set forth in Section 3.1(f).

(d) Promptly after the first JRC meeting, the Parties will amend and update Exhibit D to include the required information for each Research Program, including under the “Description of the Research Program” therein, an outline the activities and work to be conducted by or on behalf of the Parties under the applicable Research Program and resources allocated to such Research Program. The Research Plan for each New Program, the Initial Program and Replacement Program will include at least the information set forth on Exhibit D. For clarity, BeiGene, in its sole discretion, is entitled to add, replace, update or modify the list of BeiGene Agents in a given Research Program from time to time upon written notice to Ambrx. After such written notice to Ambrx, the JRC will amend or revise the applicable Research Plan to reflect such addition, replacement, update or modification of the list of BeiGene Agents.

(e) During the Research Term, BeiGene may, in its sole discretion, designate [***] New Programs in accordance with and subject to the procedure described in Section 3.1(g) and after paying the fee for New Programs in accordance with Section 8.2(a), provided that the aggregate number of New Programs may not exceed [***] ([***]) (the “Program Cap”). For the avoidance of doubt, the Initial Research Program (including the Replacement Program thereof) shall not be considered a New Program or count towards the Program Cap.

(f) At any time prior to [***], BeiGene may, in its sole discretion, replace the Initial Research Program with a Replacement Program in accordance with and subject to the procedure described in Section 3.1(g) and after paying the replacement fee in accordance with Section 8.2(b). Prior to [***], BeiGene may, in its sole discretion, replace such Replacement Program with another Replacement Program in accordance with and subject to the procedure described in Section 3.1(g) and after paying the replacement fee in accordance with Section 8.2(b).

(g) In the case where BeiGene desires to replace the Initial Research Program (or a Replacement Program thereof) with a proposed Replacement Program or add a New Program, BeiGene shall provide written notice to the Gatekeeper, including (i) a statement as to whether BeiGene is selecting a Replacement Program or a New Program, (ii) the identity of the Initial Research Program (or a Replacement Program thereof) that would be terminated and replaced (if applicable), and (iii) a brief written description of the proposed New Program or Replacement Program, which notice shall include (A) the Entrez Gene ID, HUGO or official symbol and common synonyms (if available) for the proposed Target for such program, and (B) the proposed type of Compound, including the Component A therefor and Component B therefor (e.g., [***], etc.) (if and to the extent applicable) for such program (the “Nomination Notice”). Within [***] ([***]) [***] after the date of a Nomination Notice, the Gatekeeper will provide written notice to Ambrx that BeiGene has issued a Nomination Notice (each a “Gatekeeper Nomination Notice”). Within [***] ([***]) [***] after the date of the Gatekeeper Nomination Notice, Ambrx will provide to the Gatekeeper a written list of all then-existing Pre-Existing Restrictions. Within [***] ([***]) [***] after the date of Ambrx’s notice, the Gatekeeper shall verify whether the proposed New Program or Replacement Program is or is not on the list of Pre-Existing Restrictions and notify each of the Parties in writing whether such proposed New Program or Replacement Program is or is not available (each a “Gatekeeper Availability Notice”). If the Gatekeeper Availability Notice indicates that such proposed New Program or Replacement Program is not available, the details of the proposed New Program or Replacement Program (i.e., the identity of the proposed Target and type of Compound) shall be redacted from the Gatekeeper Availability Notice to Ambrx and the Gatekeeper Availability Notice will indicate only that the proposed New Program or Replacement Program is subject to Pre-Existing Restrictions, and thereafter, BeiGene may issue further Nomination Notices during the remainder of the Research Term. If the Gatekeeper Availability Notice indicates that such proposed New Program or Replacement Program is available, then (1) such proposed New Program or Replacement Program will be deemed be accepted for purposes of this Agreement, (2) the Parties will update Exhibit D to include a description of the agreed upon New Program or Replacement Program, (3) the Parties will amend the Research Plan to include such New Program or Replacement Program in accordance with Section 3.4(b), (4) the Parties will have all rights and obligations hereunder in connection with such New Program or Research Program as a “Research Program”, including with respect to the associated Compounds (including the exclusivity in accordance with Section 7.7) as of the date of such Gatekeeper Availability Notice, (5) BeiGene will pay the applicable fees set forth in Section 8.2, if any, and (6) if the Initial Research Program (or the Replacement Program thereof) is replaced with a Replacement Program, then all of the Parties’ rights and obligations hereunder (including the exclusivity in accordance with Section 7.7) with respect to such replaced Research Program will automatically terminate and such replaced Research Program will be considered terminated as if such Research Program were terminated in accordance with Section 11.2 and all Compounds in such Research Program shall become “Reversion Products”. BeiGene’s right to nominate additional proposed New Programs or Replacement Programs shall expire upon the expiration or termination of the Research Term; provided that (a) BeiGene shall have the right to designate up to [***] ([***]) New Programs, in the aggregate and (b) only the Initial Research Program can be replaced and it can be replaced up to [***] ([***]) times and in accordance with Section 3.1(f) only.

(h) During the Research Term and with respect to each Research Program, each Party will use Commercially Reasonable Efforts to perform and complete (itself or through its Affiliates or by permitted subcontracting) its respective obligations under the Research Plan, and will cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities under the Research Plan. Without limiting the foregoing, for each Research Program, Ambrx shall use Commercially Reasonable Efforts to Research Compounds and identify at least [***] ([***]) [***] that meets the PCC Criteria set out in the Research Plan for such Research Program. For clarity, in no event shall “Commercially Reasonable Efforts” require Ambrx to spend money or allocate more staff that is more than the amount of Budget or the number of FTEs set forth in the applicable Research Plan.

(i) The Research Programs will be conducted by each Party in good scientific manner, and in compliance in all material respects with all applicable Good Laboratory Practices and Applicable Laws, to attempt to achieve efficiently and expeditiously the objectives of the Research Programs. Each Party will comply in all material respects with the requirements of all Applicable Laws in the performance of its activities under this Agreement. Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Research Programs in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.

(j) Each Party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Programs pursuant to the Research Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Programs. BeiGene and Ambrx will cooperate with each other in carrying out the Research Programs.

3.2 Compounds; Exchange of Information.

(a) During the Research Term, BeiGene, in its sole discretion, may select and provide to Ambrx the sequences for biologics, such as [***], in the cases when the sequences are not available at Ambrx, to be used for Compounds to be made and tested in the conduct of the Research Programs. The position of non-natural amino acid substitution for Compounds (i.e., the Bare Compound sequence) to be made and tested in the conduct of the Research Programs shall be selected by the JRC, with [***] having final decision-making authority in the case where consensus is not reached by the JRC with respect to such selection. Compounds to be made and tested in the conduct of the Research Programs may be comprised of but not limited to any combination of components, including [***] as selected by the JRC, with [***] having final decision-making authority in the case where consensus is not reached by the JRC with respect to such selection.

(b) During the Research Term, Ambrx will maintain and promptly share with BeiGene a list of all identified Compounds for each Research Program, and all associated Know-How for such Compounds.

(c) In accordance with the Research Plan and under the direction of the JRC, Ambrx will be responsible for delivering to BeiGene quantities of candidate Compounds (in Bare Compound and conjugated form, in accordance with the Research Plan) sufficient for non-GLP pharmacology and preliminary toxicology evaluations by BeiGene, and BeiGene shall conduct non-GLP pharmacology and preliminary toxicology evaluations and timely share the results of such evaluations with Ambrx through the JRC. Upon request by BeiGene through the JRC, Ambrx will prepare and transfer to BeiGene stable expression cell lines (and research cell banks thereof) for production of Bare Compounds for such purpose.

(d) Ambrx will be responsible for delivering stable expression clones for Bare Compounds to BeiGene and for the master cell bank creation. Upon BeiGene’s request, Ambrx will transfer such master cell banks to BeiGene or its designee.

3.3 Research Term.

(a) The Parties will perform Research activities under the Research Programs only during the Initial Research Term, unless no later than [***] ([***]) [***] prior to the expiration of such Initial Research Term, BeiGene requests in writing an extension of such Initial Research Term for any then-ongoing Research Program for which one or both Parties is pursuing activities under the Research Plan, which written request will specify the Research Program(s) under which BeiGene desires to extend activities and the time period for which BeiGene desires to extend the performance of such activities (the “Research Term Extension”), provided that such time period may not exceed a period of [***] ([***]) [***] following the Initial Research Term. If BeiGene so requests during such [***] ([***]) [***] period, then the Parties will continue to perform Research and funding activities for such specified Research Programs under the Research Plan during the Research Term Extension.

(b) Notwithstanding the provisions of Section 3.3, on a Research Program-by-Research Program basis, BeiGene shall have the right, in its discretion, to discontinue a given Research Program at any time prior to the scheduled end of the applicable Research Term by providing no less than [***] ([***]) [***] prior written notice of such discontinuance to Ambrx (which notice shall identify the Research Program being discontinued and that the applicable Research Program is being discontinued pursuant to this Section 3.3(b)). Upon delivery of such Research Program discontinuance notice by BeiGene to Ambrx, the Research Term for the applicable Research Program shall automatically end on the date set forth in the discontinuance notice (but in any event no sooner than [***] ([***]) [***] following the delivery of such discontinuance notice). For the avoidance of doubt, such discontinuance in accordance with this Section 3.3(b) shall be considered a termination of the applicable Research Program pursuant to Section 11.2.

3.4 Research Plan.

(a) During the Research Term, the Research Programs will be carried out in accordance with a written research plan (the “Research Plan”). The Research Plan will be mutually agreed to by the Parties and attached to the meeting minutes of the JRC once mutually agreed. The purpose of the Research Plan is to detail the responsibilities and activities of Ambrx and BeiGene in carrying out the Research Programs. For each Research Program, the Research Plan will include a description of the applicable Compounds and Target(s) for such Research Program, the PCC Criteria for Pre-Clinical Candidates for such Research Program, a description of the specific activities to be performed by Ambrx and BeiGene in support of such Research Program, a description of the Ambrx Technology Platforms and BeiGene Technology Platforms and the initial BeiGene Agent, if any, to be applied or used for such Research Program, the allocation and number of Ambrx FTEs to perform such activities, projected timelines for completion of such activities, and, as applicable, provisions for the supply of Compounds by Ambrx to BeiGene for testing. The Research Plan will also include a budget for the BeiGene-funded Ambrx FTEs (based on the number of BeiGene-funded Ambrx FTEs and the FTE Rate) and any Third Party Costs (the “Budget”), with such Budget to be updated in advance for periodic review by the JRC, subject to this Section 3.4 and Section 3.5. In the event of any inconsistency between a Research Plan and this Agreement, the terms of this Agreement shall control.

(b) Within [***] ([***]) [***] after the date that a New Program or Replacement Program is added as a Research Program in accordance with Section 3.1(d) (or such longer period of time as reasonably determined by the JRC), the Parties shall jointly prepare for the JRC’s approval proposed amendments to the Research Plan for each New Program or Replacement Program. Once approved by the JRC, such amendments to the Research Plan shall become effective for such new Research Program.

(c) During the Research Term, the Research Plan shall be reviewed, updated and amended at least on a [***] basis, as the JRC determines, including for purposes of continuing with the Research Program in accordance with Section 3.6(g), provided that if the JRC cannot reach consensus, the matter shall be considered an Expedited Dispute and determined in accordance with Section 14.3. Such amended Research Plan will cover the next Calendar Year (and additional periods as reasonably determined by the JRC) or the remainder of the Research Term (if the remainder of the Research Term is less than a Calendar Year). Such updated and amended Research Plan will reflect any changes (including any new or replaced BeiGene Agents (if any)), re-prioritization of studies within, reallocation of resources with respect to, or additions to, respectively, the then-current Research Plan. Once approved by the JRC, the amended annual Research Plan will become effective for the applicable period on the date approved by the JRC (or such other date as the JRC will specify). Any JRC-approved amended Research Plan will supersede, respectively, the previous Research Plan for the applicable period.

(d) During the Research Term, each Party shall provide prompt written notice to the JRC if at any time it believes that it may or is actually running more than [***] ([***]) [***] ahead or behind the timeline set forth in any then-current Research Plan.

3.5 Research Staffing and Funding.

(a) Subject to Section 3.5(b), upon the commencement of activities under the Research Plan for the Initial Research Program, BeiGene will pay Ambrx the FTE Costs for FTE hours actually worked in support of the Research Programs, and Ambrx shall provide the number of Ambrx FTEs per Research Year during the Research Term to perform activities in support of the Research Programs, in each case, in accordance with the then-current Research Plan, the Budget and this Agreement, including this Section 3.5. Throughout the Research Term, (i) Ambrx shall assign no less than the number of qualified scientist FTEs in accordance with the Research Plan to perform the work set forth in the Research Plan, with the mixture of skills and levels of such FTEs to be appropriate to accomplish the scientific objectives of the Research Program and (ii) BeiGene shall pay Ambrx the FTE Costs for the FTE hours actually worked by such FTEs in support of the Research Program; provided that BeiGene shall be obligated to pay Ambrx the FTE Costs for a minimum of [***] ([***]) Ambrx FTEs per Calendar Year and up to a maximum of [***] ([***]) Ambrx FTEs per Calendar Year, regardless of whether less than [***] ([***]) FTEs or more than [***] ([***]) FTEs perform actual work in support of the Research Program for the applicable Calendar Year. For clarity, the FTE Rate shall apply only to employees of Ambrx. All other costs and expenses incurred by Ambrx in connection with the performance of the Research Program, including amounts paid to subcontractors, shall be in accordance with the Budget and paid in accordance with Section 3.5(c). No later than [***]

([***]) [***] following the end of each Calendar Quarter during the Research Term, Ambrx will provide BeiGene with a reasonably detailed invoice, which shall include a report of the number of FTEs assigned to each Research Program with a description of the activities conducted by each FTE under the Research Plan during such Calendar Quarter and the FTE Cost per FTE. BeiGene’s obligation to fund FTE’s shall not include [***]. No later than [***] ([***]) [***] after receipt of an invoice from Ambrx, BeiGene will make payment of undisputed FTE Costs for such Calendar Quarter.

(b) If the activities contemplated by the Research Plan at any time during the Research Term do not justify the number of Ambrx FTEs allocated to the Research Program under the Research Plan, the Parties shall work in good faith through the JRC to mutually agree on amendments to the Research Plan in accordance with Section 3.4(c), including to adjust the number of BeiGene-funded Ambrx FTEs. Except when a Compound becomes a Pre-Clinical Candidate for a given Research Program in accordance with Section 3.6(e) or as the Parties otherwise agree in writing, any changes requested by BeiGene to the number of BeiGene-funded Ambrx FTEs (whether a decrease or an increase) during the Research Term shall require that BeiGene provide Ambrx with [***] ([***]) [***] prior written notice before such change in the number of BeiGene-funded Ambrx FTEs becomes effective, provided that (x) any increase in the number of BeiGene-funded Ambrx FTEs within the permitted range shall be subject to the availability of such additional Ambrx FTEs (provided that Ambrx shall use commercially reasonable efforts to hire and otherwise make available such additional FTEs), and (y) in no event will BeiGene have the right to increase the number of Ambrx FTEs to exceed [***] ([***]) FTEs in total or decrease the number of Ambrx FTEs below [***] ([***]) FTEs in total at any time during the Research Term without Ambrx’s prior written consent. Any changes to the Research Plan and assignment and allocation of activities to be performed by the BeiGene-funded Ambrx FTEs shall require the approval of the JRC, provided that if the JRC is unable to reach consensus, the matter shall be determined in accordance with Exhibit C. In exercising such final decision-making authority, neither Party shall have the right to amend the terms and conditions of this Agreement.

(c) Ambrx will bear its own costs, including costs related to routine laboratory supplies and other applicable overhead costs, in performing its obligations under the Research Program, provided that, subject to the terms and conditions of this Agreement (including this Section 3.5(c)), BeiGene will pay FTE Costs to Ambrx for the BeiGene-funded Ambrx FTEs in accordance with Section 3.5(a) and reimburse Third Party Costs incurred by Ambrx at cost without mark-up in categories and amounts previously agreed to by the Parties through the JRC and in accordance with the Research Plan and Budget. Ambrx shall invoice BeiGene for the Third Party Costs within [***] ([***]) [***] after its receipt of the invoices from the Third Parties, with supporting documentation. BeiGene shall pay such invoice within [***] ([***]) [***] after receipt of such invoice. Ambrx shall be solely responsible for managing the performance of its subcontractors. Ambrx agrees to provide BeiGene with full transparency into all Third Party Costs with respect to the Research Program. In addition, Ambrx will maintain records relating to all Third Party Costs for the performance of the Research Program. BeiGene shall have the right to audit Ambrx’s records in connection therewith in accordance with Section 8.13, mutatis mutandis.

(d) Ambrx shall use the portion of the funding it receives from BeiGene for FTE Costs solely to carry out its work under the Research Programs and the terms and conditions of this Agreement and for no other purposes.

3.6 Delivery of Research Data Package and Compounds.

(a) For each Research Program, at the earlier of (i) the time set forth in the Research Plan or (ii) no later than [***] ([***]) [***] prior to the expiration of the Research Term for such Research Program, Ambrx will prepare and deliver to BeiGene the applicable Research Data Package for such Research Program. Without limiting the provisions of this Section 3.6(a), BeiGene will have the right at any time, in its sole discretion, to designate in writing [***] Compounds under a given Research Program to be Pre-Clinical Candidate(s) from such Research Program, and in such case, such Compounds will be classified as “Pre-Clinical Candidate(s)” for such Research Program even if such Compounds did not satisfy the Pre-Clinical Candidate Criteria.

(b) Following receipt of a Research Data Package for a given Research Program, BeiGene will have [***] ([***]) [***] to notify Ambrx if the Research Data Package is missing any information, which notice will describe such missing information. Ambrx will provide BeiGene with all missing information identified in such notice within [***] ([***]) [***] after the date of BeiGene’s request (if and to the extent that such information is available to Ambrx).

(c) Following the date of delivery of the Research Data Package for a given Research Program, to assist BeiGene in conducting thorough due diligence to decide whether to determine whether any Compound identified in such Research Data Package satisfies the PCC Criteria, Ambrx will afford to BeiGene and its representatives reasonable access during normal business hours to Ambrx’s personnel, records and data, offices, and laboratories, in each case, that relate to the Research of Compounds for such Research Program.

(d) Following receipt of a completed Research Data Package for a given Research Program, the JRC shall promptly (and in any event within [***] ([***]) [***]) determine whether any Compound identified in such Research Data Package for such Research Program satisfies the PCC Criteria.

(e) On a Research Program-by-Research Program basis, if (i) the JRC determines that any Compound for such Research Program has met the PCC Criteria, or (ii) at any time during the Research Term, BeiGene, in its sole discretion, provides written notice to Ambrx to designate that one or more Compounds from such Research Program as a Pre-Clinical Candidate(s) for such Program, then (A) the Pre-Clinical Candidate Attainment Date will be deemed to have been achieved for such Research Program, (B) the relevant Research Program shall be completed and the Research Term shall end for such Research Program, (C) the Parties shall have no further obligations under such Research Program, (D) BeiGene’s obligation to fund such Research Program shall terminate, (E) the Research Program shall become a “Licensed Program”, (F) the license set forth in Section 7.1(b) shall become effective with respect to all Compounds and associated Products from such Licensed Program, and (G) the further Research, Development, manufacture and Commercialization of such Compounds and Products will thereafter be governed by Articles 4, 5 and 6.

(f) For each Research Program, if the JRC decides that no Compounds meet the PCC Criteria, the Parties will discuss in good faith and [***] will determine, subject to other terms and conditions of this Agreement, whether the corresponding Research Program shall continue, be terminated, or solely with respect to the Initial Research Program (or the Replacement Program thereof) be replaced by a Replacement Program.

(g) If the Parties decide to continue such Research Program, subject to other terms and conditions of this Agreement, the Parties shall prepare an update to the Research Plan in accordance with Section 3.4(c), outlining their plan and the Parties shall carry out their respective obligations under such updated Research Plan, and BeiGene shall continue its funding obligations in accordance with such updated Research Plan.

(h) If the BeiGene decides to terminate such Research Program, or to replace such Research Program with a Replacement Program, subject to other terms and conditions of this Agreement, (i) the Research Term shall terminate for such Research Program, (ii) the Parties shall have no further obligations under such Research Program, (iii) BeiGene’s obligation to fund such Research Program shall terminate and (iv) it shall be considered terminated as if such Research Program were terminated in accordance with Section 11.2 with all Compounds for such Research Program becoming “Reversion Products”.

3.7 Responsibility for Expenses for Conduct of Research Programs. Except as set forth in Section 3.5 or as may be otherwise specifically agreed to in writing by Ambrx and BeiGene, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Research Programs.

3.8 Research Program Records. During the Research Term, each Party will prepare and maintain complete and accurate written records, accounts, notes, reports and laboratory notebooks with respect to the Research activities performed by it pursuant to each Research Program and all Inventions created, conceived or generated in the performance of the Research Programs. Such records shall be complete and accurate in all material respects and shall fully and properly reflect all activities performed, data and developments made, and results achieved under the applicable Research Program. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Upon request by the other Party during the Research Term, each Party shall provide copies of the records described in this Section 3.8 to the other Party. For clarity, Ambrx shall not be required to provide any records to

BeiGene that are related to any proprietary information about the Ambrx Technology Platforms (i.e., description of the cell line history, Ambrx’s proprietary vector, media formulation etc.).

3.9 Disclosure of Results of Research Program. During the Research Term, Ambrx and BeiGene shall provide written reports and analyses at each JRC meeting, and more frequently upon reasonable request by the JRC, detailing all activities undertaken and all accomplishments achieved by such Party under each Research Program and the current status of each Research Program, including (a) any new data, including pre-clinical data, formulation data and manufacturing data, generated by or on behalf of such Party with respect to all Compounds; new Inventions or otherwise arising out of activities under a Research Program, (b) planned activities for the next subsequent Calendar Quarter, (c) progress against any timelines, and (d) any other aspects that the JRC may reasonably request, if any, since the previous report. In addition, during the Research Term, upon reasonable request by a Party, the other Party shall make presentations to the JRC of its activities related to the Compounds to inform such Party of the details of the activities done in the performance of the Research Program. The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. For clarity, Ambrx shall not be required to disclose to BeiGene any proprietary information about the Ambrx Technology Platforms (i.e., description of the cell line history, Ambrx’s proprietary vector, media formulation etc.).

3.10 Subcontracting. Except as provided in the Research Plan, or as may be specifically permitted by the JRC, Ambrx shall not (sub)contract any of the work for which it is responsible in the performance of the Research Program. In the event that Ambrx desires to use any other subcontractors to perform activities under the Research Plan, Ambrx must provide a proposed update to the Research Plan to the JRC at the next meeting of the JRC setting forth the identity of such additional subcontractor and the nature of the work to be undertaken by such subcontractor for the JRC’s approval prior to engaging such additional subcontractor. In all cases, Ambrx shall ensure that (a) it remains responsible for the work allocated to such subcontractors to the same extent it would if it had done such work itself, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10, and (c) the subcontractor undertakes in writing to assign all intellectual property with respect to all Compounds created, conceived, generated or reduced to practice in the course of performing any such work under the Research Plan to Ambrx such that Ambrx will Control such Compounds and associated intellectual property rights. Ambrx may also subcontract any of its obligations under the Research Plan on terms other than those set forth in this Section 3.10 with the prior written approval of BeiGene. BeiGene may retain Third Parties to perform Research activities subject to the terms of this Agreement. BeiGene shall ensure that (a) it remains responsible for the work allocated to such subcontractors to the same extent it would if it had done such work itself, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10.

3.11 Transfer of Materials. During the Research Term, each Party (the “Transferor”) agrees to transfer sufficient quantities any biopharmaceutical, biological or chemical material (the “Transferred Material”) to the other Party (the “Transferee”) to conduct its activities under the Research Programs as set forth in the Research Plan or as otherwise determined by the JRC, such transfer shall take place in accordance with the following provisions:

(a) Transferred Materials and related information provided by the Transferor shall, as between the Parties, remain the property of the Transferor, shall be the Confidential Information of the Transferor, shall be kept securely by the Transferee and shall not be provided by the Transferee to any Third Party without the prior written consent of the Transferor.

(b) The Transferee shall only use the Transferred Material for the purpose of performing the applicable activities as laid out under the Research Plan or otherwise pursuant to this Agreement and use the Transferred Materials in accordance with all Applicable Laws.

(c) The Transferee shall not, save as necessary for the conduct of work as laid out under the Research Plan, use the Transferred Material in any human or animal subjects.

(d) The Transferee shall not provide any of the Transferred Material to any Third Party other than to subcontractors appointed in accordance with Section 3.8 and subject always to the provisions of Section 3.8, and the Transferee shall ensure that such subcontractors appointed in accordance with Section 3.8 comply with the same restrictions as set forth in this Section 3.11.

(e) The Transferee acknowledges that the Transferred Material is experimental in nature and provided “as is” and that the Transferor makes no representation or extends no warranty of any kind with respect to the Transferred Material and hereby disclaims all warranties, either express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or that their use does not or shall not infringe any patent rights of third parties.

(f) The Transferee shall use the Transferred Material at its own risk and in accordance with Applicable Laws and any safety instructions provided by the Transferor.

(g) The Transferee shall, at the election of the Transferor following completion of the purpose for which the Transferred Material was transferred, destroy or return the Transferred Material.

4. DEVELOPMENT; REGULATORY MATTERS

4.1 Development Responsibilities. On a Licensed Program-by-Licensed Program basis, commencing as of the Pre-Clinical Candidate Attainment Date for a Pre-Clinical Candidate for such Licensed Program and continuing for the remainder of the Term of this Agreement for such Licensed Program, except as provided in Section 4.4, BeiGene shall have the sole right and responsibility for the pre-clinical and clinical Development of all Compounds and associated Products in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making), including whether to advance such Compounds into pre-clinical or clinical Development, including GLP Toxicology Studies, whether to pursue Combination Products, or to terminate this Agreement with respect to any Compound or Product.

4.2 Diligence. On a Licensed Program-by-Licensed Program basis, commencing as of the Pre-Clinical Candidate Attainment Date for a Pre-Clinical Candidate for such Licensed Program and continuing for the remainder of the Term of this Agreement for such Licensed Program, BeiGene, by itself or through its Affiliates and Sublicensees, shall use Commercially Reasonable Efforts to Develop at least one Compound and Product in the Field for such Licensed Program for the purpose of seeking Regulatory Approval in each Major Market Country. For the avoidance of doubt, the commitment to use Commercially Reasonable Efforts in this Section 4.2 will not preclude the suspension or discontinuation by BeiGene of the Development of any Compound or Product, if appropriate, based on any of the relevant factors enumerated in the definition of Commercially Reasonable Efforts or on the basis of a Safety Concern or a Regulatory Event.

4.3 Technology Transfer. On a Licensed Program-by-Licensed Program basis, promptly following the Pre-Clinical Candidate Attainment Date for the first Pre-Clinical Candidate from such Licensed Program, Ambrx will prepare and provide to BeiGene a draft plan for the transition of the Research, Development and manufacture of all applicable Compounds and Products from such Licensed Program from Ambrx to BeiGene or its designee (a “Transition Plan”). Each Transition Plan will require Ambrx to, as soon as reasonably practicable following the applicable Pre-Clinical Candidate Attainment Date, transfer to BeiGene or its designee (including a Third Party manufacturer designated by BeiGene in accordance with Section 6.3) a copy of all Ambrx IP that Covers all Compounds and Products for such Licensed Program, including Ambrx IP relating to the best mode known to Ambrx useful for the manufacturing of Compounds and Products for such Licensed Program for use in the Field. In connection with the foregoing, Ambrx shall (a) transfer certain Materials generated by or on behalf of Ambrx or its Affiliates in accordance to each Transition Plan, including stable expression clones for Bare Compounds, Product-specific cell lines and the master cell bank for such Compounds and Products; and (b) provide technical assistance to BeiGene through Ambrx personnel familiar with such Compounds and Products. Each Party will use Commercially Reasonable Efforts to perform the obligations assigned to it under each Transition Plan in accordance with any timelines set forth therein, and each Party will bear its own costs in performing such obligations. For clarity, in no event shall Ambrx be required to transfer to BeiGene or any Third Party manufacturer Ambrx Technology Platform IP.

4.4 Ambrx Personnel. On a Licensed Program-by-Licensed Program basis, during the period commencing after the completion of the activities under the Transition Plan for a given Licensed Program and ending upon Regulatory Approval in each Major Market Country of an applicable Product for such Licensed Program, BeiGene may request that Ambrx reasonably make available certain of its employees for consultation regarding the Research or Development of or regulatory activities relating to applicable Compounds or Products for such Licensed Program. Ambrx will reasonably cooperate with any such BeiGene request and will provide (a) up to [***] ([***]) hours of consultation [***] in the aggregate for all applicable Compounds and Products for such Licensed Program, and (b) any additional hours of consultation as BeiGene may reasonably request, for which additional hours of consultation BeiGene will pay Ambrx a rate of [***] ([***]) per hour.

4.5 Records. BeiGene shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain complete and accurate records regarding the Development of Compounds and Products in the Field in the Territory.

4.6 Regulatory Matters for Product.

(a) Regulatory Materials.

(i) BeiGene shall have the sole right and responsibility for preparing and submitting all Regulatory Materials for Compounds and Products in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Compounds and Products, with the exception of the CMC sections of Regulatory Materials containing Confidential CMC Information or any DMF owned by Ambrx.

(ii) If not previously prepared and filed, Ambrx will, at BeiGene’s request, prepare, file and maintain with all applicable Regulatory Authorities a DMF for the Compounds and Products in the Field in the Territory and, subject to the remainder of this Section 4.6, Ambrx shall also provide such other information and assistance as BeiGene may reasonably request in connection with the completion of and submission of applications for Regulatory Approvals for such Compounds and Products and the maintenance thereof. BeiGene and its Affiliates and Sublicensees may refer to such DMF in any filing made in connection with obtaining or maintaining a Regulatory Approval for a Product and Ambrx hereby grants such a Right of Reference to such DMF. Ambrx will be responsible for assuring that during the Term of this Agreement with respect to a given Licensed Program, such DMF will be in the form appropriate for filing with all applicable Regulatory Authorities, including those in each Major Market Country and such other countries as requested by BeiGene, and such DMF shall be maintained in full force and effect by Ambrx during the Term and will not be amended without the consent of BeiGene, such consent not to be unreasonably withheld, other than with respect to amendments that are required by Applicable Law or a Regulatory Authority. Ambrx will, on written request by BeiGene or its Affiliate or Sublicensee, provide to the requesting party, and to any specified Regulatory Authority, a letter, in the form reasonably required by the requesting party, acknowledging that the requesting party has a Right of Reference to any such DMF. If Ambrx has not filed a DMF in any jurisdiction (including if the Regulatory Authority in a given jurisdiction does not accept a DMF) or has not or cannot give BeiGene, its Affiliate or Sublicensee a right of access to the DMF, or the information contained within the DMF is not sufficient to address questions or requests for information from Regulatory Authorities, then any and all Ambrx IP or Ambrx Technology Platform IP required to be included in any Regulatory Material (including any additional data, including raw data when required), the relevant section of the Regulatory Materials shall be prepared by Ambrx and submitted to the applicable Regulatory Authorities directly; provided that if Ambrx is not permitted to prepare or submit the relevant section of the Regulatory Materials to the applicable Regulatory Authorities directly, then the Parties shall promptly (and in any event within [***] ([***]) [***]) meet in good faith and reasonably agree to a solution to enable the Parties to prepare or submit the relevant section of the Regulatory Materials as soon as practicable.

(b) Ownership of Regulatory Materials. BeiGene will own all Regulatory Materials for Compounds and Products and all such Regulatory Materials shall be submitted in the name of BeiGene (or its Affiliate or Sublicensee, as applicable) with the exception of the CMC sections of Regulatory Materials containing Confidential CMC Information or any DMF owned by Ambrx in accordance with this Section 4.6.

(c) Decision-Making. BeiGene shall have sole decision-making authority with respect to regulatory matters with respect to the Development of Compounds and/or Products (including the content of any Regulatory Material or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any Regulatory Approval or to cease or suspend any Clinical Trial).

4.7 Development Report. For each Calendar Year after the first Pre-Clinical Candidate Attainment Date for the first Pre-Clinical Candidate and continuing until such time as Regulatory Approval of all Products under Development has been obtained in the Major Market Countries or Development of such Products is otherwise terminated, BeiGene will provide to Ambrx annually within [***] ([***]) [***] after the end of each Calendar Year a written summary describing BeiGene’s activities with respect to the Development of Compounds and Products (the “Development Report”), including sufficient information on any Compounds or Products under active Development or any Product for which Development was terminated during the prior Calendar Quarter. The Development Report shall contain relevant pre-clinical and clinical data and sufficient information to allow Ambrx to reasonably determine whether BeiGene is in compliance with its obligations to use Commercially Reasonable Efforts as set forth in Section 4.1. The Development Report will identify any then-current Combination Products, including applicable BeiGene Agents (if any). Such reports shall be the Confidential Information of BeiGene and subject to the confidentiality and non-use obligations set forth in Article 10.

4.8 Standards of Conduct. BeiGene shall perform, and shall use reasonable efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development activities with respect to the Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

4.9 Use of Third Parties. BeiGene may retain Third Parties to perform Development activities subject to the terms of this Agreement. Any such Third Parties performing

Development activities hereunder shall be subject to confidentiality and non-use obligations and insurance requirements consistent with those set forth in this Agreement. BeiGene shall remain responsible and liable for the performance by its Affiliates or Third Party subcontractors of those of its obligations under this Agreement that it (sub)licenses or delegates to an Affiliate or Third Party contractor.

5. COMMERCIALIZATION

5.1 Commercialization of Products. On a Licensed Program-by-Licensed Program basis, commencing as of the Pre-Clinical Candidate Attainment Date for a Pre-Clinical Candidate for such Licensed Program and continuing for the remainder of the Term of this Agreement for such Program. BeiGene shall have the sole right and responsibility for the Commercialization of Products for such Licensed Program in the Field in the Territory during the Term at its cost and expense. On a Licensed Program-by-Licensed Program basis, BeiGene, by itself or through its Affiliates and Sublicensees, will use Commercially Reasonable Efforts to Commercialize one or more Products for such Licensed Program in each Major Market Country for which BeiGene, or its Affiliates or Sublicensee, receives Regulatory Approval for such Products for such Licensed Program. For the avoidance of doubt, the commitment to use Commercially Reasonable Efforts in this Section 5.1 will not preclude the suspension or discontinuation by BeiGene of the Commercialization of any Product, if appropriate, based on any of the relevant factors enumerated in the definition of Commercially Reasonable Efforts or on the basis of a Safety Concern or a Regulatory Event.

5.2 Commercialization Report. For each Calendar Year following the first Regulatory Approval for a Product in a Major Market Country, BeiGene, or its Affiliate or Sublicensee, shall provide to Ambrx annually within [***] ([***]) [***] after the end of such Calendar Year a written report that summarizes the Commercialization activities performed by BeiGene, and its Affiliates and Sublicensees in the Major Market Countries since any prior report. Such report shall contain sufficient detail to enable Ambrx to assess BeiGene’s compliance with its Commercialization obligations in Section 5.1. The report will identify any then-current Combination Products, including applicable BeiGene Agents (if any). Such reports shall be BeiGene Confidential Information subject to the confidentiality and non-use obligations set forth in Article 10.

5.3 Decision-Making. BeiGene shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Products; provided that such decisions are not inconsistent with the express terms and conditions of this Agreement, including BeiGene’s diligence obligations set forth in Section 5.1.

6. MANUFACTURING

6.1 Overview. For each Licensed Program, BeiGene shall have the exclusive right and be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all associated Compounds and Products (including all such manufacturing for use in Clinical Trials and for commercial sale), including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of Compounds and Products.

6.2 Transfer of Manufacturing Technology; Supply of Raw Materials. Upon prior written request by BeiGene for purposes of establishing manufacturing capability for the Compounds or Products, Ambrx shall transfer to BeiGene (or to a Third Party manufacturer designated by BeiGene in accordance with Section 6.3) Ambrx IP relating to the best mode known to Ambrx that is necessary or reasonably useful for the manufacturing of the Compounds and Products for use in the Field. Without limiting the foregoing, during the Term, upon BeiGene’s written request, Ambrx shall promptly (and in any event within [***] ([***]) [***] after BeiGene’s request) supply and transfer to BeiGene (or to a Third Party manufacturer designated by BeiGene in accordance with Section 6.3) any raw materials and components that are not reasonably commercially available to BeiGene from a Third Party (to the extent permitted by Ambrx’s agreement with such Third Party) and are necessary or reasonably useful for the manufacturing of any Compounds or Products (including any reagents, materials, amino acids, chemicals, media, etc.), and BeiGene shall pay Ambrx for any such raw materials and components [***]. For clarity, in no event shall Ambrx be required to transfer to BeiGene or any Third Party manufacturer Ambrx Technology Platform IP.

6.3 Third Party Manufacturing. BeiGene may exercise any of its manufacturing rights with respect to Compounds and Products through one or more Third Party manufacturers. Prior to the transfer of any Compound or Product-specific cell lines to a Third Party manufacturer, BeiGene shall inform Ambrx as to the identity of such Third Party manufacturer (and shall consult with Ambrx in the event that Ambrx has concerns about using such Third Party manufacturer). Any Third Party manufacturer which will exercise manufacturing rights with respect to Compounds and Products must undertake in writing obligations of confidentiality and non-use regarding Confidential Information of Ambrx (including Ambrx IP received by such Third Party manufacturer) that are substantially similar to those undertaken by the Parties pursuant to Article 10 hereof.

7. GRANT OF RIGHTS AND LICENSES

7.1 License to BeiGene.

(a) Research License to BeiGene. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, Ambrx hereby grants to BeiGene a co-exclusive (with Ambrx and its Affiliates only), non-sublicensable (except to contractors performing activities on behalf of BeiGene under the applicable Research Plan), royalty-free license under the Ambrx IP and Ambrx Technology Platform IP to perform its obligations for such Research Program in accordance with the Research Plan and this Agreement during the Research Term.

(b) Product License to BeiGene. Subject to the terms and conditions of this Agreement, on a Licensed Program-by-Licensed Program basis, Ambrx hereby grants to BeiGene an exclusive (even as to Ambrx and its Affiliates) license, with the right to grant sublicenses as provided in Section 7.2, under the applicable Ambrx IP and Ambrx Technology Platform IP to Exploit all Compounds and Products for such Licensed Program in the Field in the Territory.

7.2 Sublicensing by BeiGene. BeiGene shall have the right to sublicense any or all of the license granted to it by Ambrx under Section 7.1(b). BeiGene shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement. In addition, BeiGene shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Ambrx to BeiGene under this Agreement, and the grant of any such sublicense shall not relieve BeiGene of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s). Promptly following the execution of each sublicense as provided in this Section 7.2, BeiGene shall provide Ambrx with a copy of such sublicense agreement hereunder (which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section 7.2).

7.3 License to Ambrx. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, BeiGene hereby grants to Ambrx a non-exclusive, non-sublicensable, royalty-free license under the BeiGene IP, BeiGene Agent IP, Compound IP and BeiGene Technology Platform IP to perform its obligations for such Research Program in accordance with the Research Plan and this Agreement during the Research Term.

7.4 Future Third Party Patent. Notwithstanding the foregoing, with respect to Patents (other than Patents Covering the use or application of the Ambrx Technology Platforms or Ambrx Technology Platform Inventions as used or applied to Compounds or Products during the Term) in-licensed by Ambrx or its Affiliates from Third Parties after the Effective Date (“Future Third Party Patent”), such Future Third Party Patent shall only be included in the Ambrx Patents (sub)licensed to BeiGene under Section 7.1 only if BeiGene accepts such (sub)license in accordance with this Section 7.4. “Future Third Party Agreement” means any agreement between Ambrx (or its Affiliates) and a Third Party with respect to one or more Future Third Party Patent(s). During the Term, in the case where Ambrx or its Affiliates is negotiating a Future Third Party Agreement pursuant to which Ambrx would Control a Future Third Party Patent that is reasonably useful to the Exploitation of any Compounds or Products in the Field in the Territory, Ambrx shall promptly inform BeiGene of the terms and conditions of such Future Third Party Agreement. Unless BeiGene agrees in writing to be responsible for, and subject to all of the applicable terms of the Future Third Party Agreement to the extent applicable to the rights (sub)licensed hereunder to BeiGene (including any restrictions on use, obligations required to be undertaken by, or otherwise applicable to, any (sub)license and any payments arising out of the grant or exercise of the sublicensed rights), Ambrx Patents shall not include the Future Third Party Patent(s) licensed to Ambrx or its Affiliates pursuant to such Future Third Party Agreement. In the case where BeiGene accepts the (sub)license of a Future Third Party

Patent and such Future Third Party Patent is a Necessary Third Party Patent, any payments made by BeiGene to Ambrx (or directly to the Third Party licensor) with respect to such Future Third Party Patent shall be subject to Section 8.5(d). In the case where BeiGene accepts the (sub)license of a Future Third Party Patent and such Future Third Party Patent is not a Necessary Third Party Patent, BeiGene shall be responsible for any payments arising out of the grant or exercise of the (sub)licensed rights. For clarity, (a) Ambrx shall be responsible for any payment obligations with respect to all Existing License Agreements (subject to Section 8.5(d)), and (b) with respect to Patents Covering the use or application of the Ambrx Technology Platforms or Ambrx Technology Platform Inventions as used or applied to Compounds or Products during the Term that are in-licensed by Ambrx or its Affiliates from Third Parties after the Effective Date, such Patents shall be automatically included in the Ambrx Technology Platform IP, and Ambrx shall be responsible for any payment obligations to such Third Parties with respect to such in-licensed Patents.

7.5 No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Neither Party nor any of its Affiliates will use or practice any Patents, Know-How or other intellectual property rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

7.6 Effect of Change of Control.

(a) If a Party or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control), the license rights granted by the other Party to such Party under Section 7.1 or Section 7.3 shall not apply to or extend to the Research, Development, manufacturing, use or Commercialization of any compounds or products, that are controlled, as of the effective date of such merger, consolidation or acquisition (or Change of Control), by such Third Party or activities by such Third Party.

(b) Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Know-How, Patents or other intellectual property rights that are owned or in-licensed by any Acquirer, except (i) [***] (ii) [***] or (iii) [***].

7.7 Exclusivity.

(a) During the Evaluation Exclusivity Period, Ambrx will not, alone or with any Affiliates or Third Parties, Research, Develop, manufacture or Commercialize anywhere in the world any compounds or products containing any Evaluation Compound.

(b) In addition, except as permitted under this Agreement:

(i) on a Program-by-Program basis, during the Term for such Program until the expiration or termination of this Agreement in its entirety or with respect to such Program in its entirety, Ambrx will not, alone or with any Affiliates or Third Parties, Research, Develop, manufacture or Commercialize anywhere in the world any Compounds or Products outside of this Agreement; or

(ii) on a Research Program-by-Research Program basis, during the Research Term for such Research Program, BeiGene will not, alone or with any Affiliates or Third Parties, Commercially Pursue anywhere in the world any Compounds for such Research Program outside of this Agreement. “Commercially Pursue” means conducting clinical Development activities.

(c) Ambrx Change of Control.

(i) Notwithstanding [***], if a Change of Control occurs with respect to Ambrx or its parent Affiliate, and the Acquirer (or any of such Acquirer’s successors or assigns, other than Ambrx and its Affiliates as of the Change of Control) as of the Change of Control, or later, has a program or product (or rights thereto) that would otherwise violate [***] (each, an “Ambrx COC Program”), then (A) [***], and (B) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, [***]; provided that (x) [***], (y) the Research, Development and Commercialization activities required under this Agreement will be [***], (z) with respect to the Compounds or Products to which the applicable Ambrx COC Program relates, [***]; provided, for clarity, [***].

(ii) Ambrx Acquisition. In addition, notwithstanding Section 7.7(b)(i), during the Term, if (A) Ambrx or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization, or otherwise) so that such Third Party becomes an Affiliate over which Ambrx or its Affiliate has control, or (B) Ambrx or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (A) and (B), an “Ambrx Acquisition”), and, in each case, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Ambrx and its Affiliates as of the Ambrx Acquisition) already has, or the acquired assets contain, as applicable, a program or product that existed prior to the Ambrx Acquisition that would otherwise violate [***] (a “Ambrx Acquisition Program”), then [***], or (z) [***], and will provide BeiGene written notice of the existence of such Ambrx Acquisition Program and such decision within [***] ([***]) [***] after the closing of such Ambrx Acquisition. If Ambrx provides notice as described in clause (y) of the preceding sentence, then Ambrx, and its Affiliates if applicable, [***], and if Ambrx provides notice that [***] as described in clause (z) of the preceding sentence, then Ambrx, and its Affiliates if applicable, will [***].

(d) BeiGene Change of Control.

(i) Notwithstanding Section 7.7(b)(ii), if a Change of Control occurs with respect to BeiGene or its parent Affiliate with an Acquirer, and the Acquirer (or any of such Third Party’s successors or assigns, other than BeiGene and its Affiliates as of the Change of Control) as of the Change of Control, or later, has a program or product (or rights thereto) that would otherwise violate [***] (each, an “BeiGene COC Program”), then (A) [***], and (B) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, [***]; provided that (x) [***], and (y) [***].

(ii) In addition, notwithstanding Section 7.7(b)(ii), during the Research Term, if (A) BeiGene or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization, or otherwise) so that such Third Party becomes an Affiliate over which BeiGene or its Affiliate has control, or (B) BeiGene or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (A) and (B), a “BeiGene Acquisition”), and, in each case, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than BeiGene and its Affiliates as of the BeiGene Acquisition) already has, or the acquired assets contain, as applicable, a program or product that existed prior to the BeiGene Acquisition that would otherwise violate [***] (a “BeiGene Acquisition Program”), then BeiGene or such Affiliate will [***]. If BeiGene provides notice as described in clause (y) of the preceding sentence, then BeiGene, and its Affiliates if applicable, will [***] as described in clause (z) of the preceding sentence, then BeiGene, and its Affiliates if applicable, [***].

8. PAYMENTS

8.1 Upfront Payment. BeiGene shall pay Ambrx a signing payment of ten million Dollars ($10,000,000) within [***] ([***]) [***] after the Effective Date. Such payment shall be noncreditable and nonrefundable.

8.2 New Program and Replacement Program Payments.

(a) New Program Payments. For each New Program, BeiGene shall pay Ambrx [***] within [***] ([***]) [***] after receipt of an invoice from Ambrx for the such fee for such New Program (which invoice Ambrx may deliver only after the JRC’s approval of the amended Research Plan for such New Program in accordance with Section 3.4(b)). For clarity, such [***] shall be made one-time only and sequentially with respect to each New Program, for up to an aggregate amount of [***].

(b) Replacement Program Payments. For each Replacement Program, BeiGene shall pay Ambrx [***] within [***] ([***]) [***] after receipt of an invoice from Ambrx for such Replacement Program (which invoice Ambrx may deliver only after the JRC’s approval of the amended Research Plan for such Replacement Program in accordance with Section 3.4(b)). For clarity, such payments shall be made one-time only with respect to each Replacement Program, for up to an aggregate amount of [***].

8.3 Development Milestone Payments

(a) On a Program-by-Program basis, BeiGene shall pay to Ambrx the one-time milestone payments set forth in Table 1 (each a “Development Milestone Payment”) for each Program after the first achievement of the specified milestone event (each a “Development Milestone Event”) by BeiGene, its Sublicensees or their Affiliates for a given Program. Thus, the Development Milestone Payments set forth in Table 2 are payable only once for per Program, upon the first achievement of the applicable Development Milestone Event, and no Development Milestone Payments under this Section 8.3(a) will be payable for any subsequent achievement of any Development Milestone Event under such Program (and accordingly the set of Development Milestone Payments (2)-(12) in Table 2 shall be payable one-time only for a particular Program). BeiGene shall provide written notice to Ambrx within [***] ([***]) [***] after the first achievement of the specified Development Milestone Event by BeiGene or its Affiliates or its Sublicensees was achieved, together with the corresponding Development Milestone Payment.

Table 2 Development Milestones

	Development Milestone Event for each Program	Development Milestone Payment
(1)	[***]	[***]
(2)	[***]	[***]
(3)	[***]	[***]
(4)	[***]	[***]
(5)	[***]	[***]
(6)	[***]	[***]
(7)	[***]	[***]
(8)	[***]	[***]
(9)	[***]	[***]
(10)	[***]	[***]
(11)	[***]	[***]
(12)	[***]	[***]

Development Milestone Event for each Program	Development Milestone Payment
Total Development Milestone Payments per Program	[***]

For the avoidance of doubt, in no event shall BeiGene be required to pay to Ambrx in excess of [***] in the aggregate in developmental milestone payments for a given Program

8.4 Sales-Based Milestone Payments.

(a) BeiGene will make the one-time payments set forth in Table 3 below (the “Sales Milestone Payments”) to Ambrx when the aggregate annual Net Sales for all Product(s) for a Program in the Territory in a given Calendar Year by BeiGene, its Affiliates and Sublicensees first reach or exceed the Net Sales threshold amounts set forth below (each a “Sales Milestone Event”).

Table 3 Sales Milestones

Sales Milestone Event	Sales Milestone Payment
[***]	[***]
[***]	[***]
Total Sales Based Milestones per Program	[***]

For the avoidance of doubt, in no event shall BeiGene be required to pay to Ambrx in excess of [***] in the aggregate in Sales Milestone Payments for a given Program. The above Sales Milestone Payments are payable only once for all Products for a Program, once the total Net Sales of all the Products for such Program in a Calendar Year reaches the indicated Sales Milestone Event, notwithstanding the number of times one or more Products for such Program may achieve any such Sales Milestone Event. BeiGene will notify Ambrx within [***] ([***]) [***] after the Calendar Month in which the applicable Sales Milestone Event was achieved, together with the payment for the corresponding Sales Milestone Payment.

8.5 Royalty Payments to Ambrx.

(a) General. Subject to the other provisions of this Article 8 and other provisions of this Agreement, in consideration of the license granted by Ambrx to BeiGene pursuant to Section 7.1, on a Product-by-Product and country-by-country basis, BeiGene shall pay to Ambrx royalties based on the Net Sales of each Product during the applicable Royalty

Term for such Product. The royalty payable with respect to each particular Product shall be based on the level of annual Net Sales of such Product in the Territory in a given Calendar Year period by BeiGene, its Affiliates and Sublicensees, with the royalty rate tiered based upon the level of such worldwide Net Sales in such Calendar Year period. Royalties shall be calculated by multiplying the applicable royalty rates by the corresponding amount of the portion of Net Sales of the applicable Product within each of the Net Sales tiers during such Calendar Year as set forth below.

(b) Base Royalty Rate. BeiGene will pay to Ambrx a royalty on Net Sales of Products, on a Product-by-Product and country-by-country basis, by BeiGene, its Affiliates and Sublicensees in the Territory based on the Net Sales tiers and royalty rates as set forth in the table below (the “Base Royalty Rate”) (subject to any offsets or reductions set forth below in this Section 8.5).

Annual Net Sales for each Product	Base Royalty Rate
Portion of worldwide Net Sales for each Product less than or equal to [***]	[***]
Portion of worldwide Net Sales for each Product greater than [***] and less than or equal to [***]	[***]
Portion of worldwide Net Sales for each Product greater than $2 billion	[***]

For clarity, the Net Sales thresholds in the table above shall be determined on a Product-by-Product basis. By way of example, if the worldwide Net Sales of a Product in the Territory in a particular Calendar Year are [***], the amount of royalties payable hereunder shall be calculated as follows (subject to any applicable reductions under this Section 8.5): ([***].

(c) Royalty Rate Reduction after Patent Expiration. Notwithstanding the foregoing, if during the Royalty Term for a given Product in a particular country, there is no Valid Claim of any Royalty Patent that would be infringed by the sale of such Product in such country absent a license with respect to such Royalty Patent under this Agreement, then the Base Royalty Rate (subject to any offsets or reductions set forth below in this Section 8.5) as applied to the sale of such Product in each such country shall be reduced by [***] ([***]) (i.e., the Base Royalty Rate shall be [***] the rates set forth in the table above).

(d) Third Party Royalty Payments.

(i) Subject to the remainder of this Section 8.5(d), Ambrx shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to all Compounds or Products involving intellectual property (including Patents) that is licensed or otherwise acquired by Ambrx as of the Effective Date (including any payment obligations of Ambrx under the Existing License Agreements).

(ii) Subject to Section 9.5, if BeiGene in its good faith judgment, believes it is necessary or desirable to obtain a license from any Third Party under any Necessary Third Party Patent (or obtain a sublicense under Section 7.4 with respect to a Future Third Party Patent that is a Necessary Third Party Patent) in order to Research, Develop, manufacture or Commercialize any Compound or Product in the Field in the Territory, BeiGene’s royalty obligations set forth above shall be reduced by [***] ([***]) of the amount of the royalty payments actually made by BeiGene to such Third Party (or to Ambrx with respect to a Future Third Party Patent that is a Necessary Third Party Patent) on account of such license, provided that the royalties paid shall not be reduced in any such event below [***] ([***]) of the amount that would otherwise be due pursuant to Section 8.5(b) with respect to any Calendar Quarter; provided, further, that any deductions in excess of [***] ([***]) will be carried forward to reduce subsequent amounts until all such amounts are fully deducted. “Necessary Third Party Patent” means a Third Party’s Patent that Covers such Compound or Product in the Field in the Territory.

(e) Biosimilar Competition. On a Product-by-Product and country-by-country basis, the royalties owed with respect to a Product in a country in the Territory pursuant to Section 8.5(b) shall be reduced (i) by [***] ([***]), following a launch of a Biosimilar Product, if the unit sales of all Biosimilar Products in such country exceed [***] ([***]) of the sum of unit sales of the Product plus unit sales of all Biosimilar Products in such country, (ii) by [***] ([***]) following a launch of a Biosimilar Product, if the unit sales of all Biosimilar Products in such country exceed [***] ([***]) of the sum of unit sales of Product plus unit sales of all Biosimilar Products in such country, or (iii) by [***] ([***]) to become [***] ([***]) following a launch of Biosimilar Product, if the unit sales of all Biosimilar Products in such country reaches [***] ([***]) of the sum of unit sales of Product plus unit sales of all Biosimilar Products in such country. For clarity, such reduction will not apply for any Calendar Quarter in which the market share of Biosimilar Products does not meet any threshold in the preceding sentence.

(f) Compulsory Licenses. If a court or a governmental agency of competent jurisdiction requires BeiGene, its Affiliate or its Sublicensee to grant a compulsory license to a Third Party with respect to Product in any country in the Territory with a royalty rate [***], then the royalty rate to be paid by BeiGene on Net Sales in that country under Section 8.5(b) shall be [***].

(g) Only One Royalty. Only one royalty will be due with respect to the sale of the same unit of Product. Only one royalty will be due hereunder on the sale of a Product even if the Exploitation of such Product infringes more than one claim of the Ambrx Patents.

8.6 Royalty Term. Royalties payable by BeiGene to Ambrx under Section 8.5 shall be paid on a Product-by-Product and country-by-country basis until the later of (i) ten (10) years after First Commercial Sale of the applicable Product in such country, and (ii) expiration in such country of the last to expire Valid Claim of any Royalty Patent, where such Valid Claim would be infringed absent a license by the sale of the applicable Product in the applicable country by an unauthorized party (the “Royalty Term”).

8.7 Royalty Payments and Reports. Commencing upon the First Commercial Sale of a Product and continuing for the Royalty Term for such Product, within [***] ([***]) [***] after each Calendar Quarter, BeiGene shall provide Ambrx with a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of such Product in the Territory during the applicable Calendar Quarter and deductions applied in calculating the Net Sales and (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter, provided that such royalty report for the last Calendar Quarter for each Calendar Year shall in addition provide a statement, on a Product-by-Product and country-by-country basis, of the Net Sales amount of Product in the Territory countries during such Calendar Year, together with the corresponding royalty payment. All such reports will be treated as Confidential Information of BeiGene, subject to the confidentiality and non-use obligations set forth in Article 10.

8.8 Payment Method. All payments due under this Agreement to Ambrx shall be made by bank wire transfer in immediately available funds to an account designated by Ambrx. All payments hereunder shall be made in Dollars.

8.9 Taxes. Ambrx will pay any and all income taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any payments by BeiGene to Ambrx under this Agreement, BeiGene will (a) deduct such taxes from the payment made to Ambrx, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Ambrx and certify its receipt by the taxing authority within [***] ([***]) [***] following such payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.10 Royalty on Sublicensee Sales. BeiGene shall have the responsibility to account for and report sales of any Product by a Sublicensee on the same basis as if such sales were Net Sales by BeiGene.

8.11 Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BeiGene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.12 Records. BeiGene shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records, including gross sales and any deductions thereto in connection with calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [***] ([***]) [***] period in accordance with Section 8.13.

8.13 Inspection of BeiGene Records. Upon reasonable prior notice and written request, BeiGene shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BeiGene and Ambrx that are no less stringent than those set forth in Article 10 hereof), appointed by Ambrx and reasonably acceptable to BeiGene, to inspect the audited financial records of BeiGene to the extent relating to payments to Ambrx; provided that such inspection shall not occur more often than [***] per Calendar Year. Any inspection conducted under this Section 8.13 shall be at the expense of Ambrx, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least [***] ([***]), in which case the full costs of such inspection for such period shall be borne by BeiGene. Any underpayment shall be paid by BeiGene to Ambrx within [***] ([***]) [***] with interest on the underpayment at the rate specified in Section 8.14 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by BeiGene to Ambrx.

8.14 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [***], at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) [***]; in each case calculated on the number of days such payment is delinquent, compounded monthly.

8.15 Right to Set-off. Either Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates) under this Agreement that have been determined in accordance with the dispute resolution procedures set forth in Article 14 or as otherwise agreed to by the Parties.

9. PATENT PROSECUTION AND ENFORCEMENT

9.1 Inventorship.

(a) Inventorship of Inventions shall be determined in accordance with the patent laws of the United States for determining inventorship; provided that in the event that determining inventorship in accordance with such laws would render any Patent that claims or covers such Invention invalid, inventorship shall be determined in accordance with the laws of the jurisdiction where such Patent is filed.

(b) Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).

9.2 Inventor Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Inventions and Know-How, Patents and intellectual property rights to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained). Each Party shall comply with the applicable services invention remuneration policies and provide adequate compensation and rewards to inventor employees and obtain their acknowledgement of the receipt thereof.

9.3 Ownership and Disclosure Obligations.

(a) Except as set forth in this Section 9.3, ownership of all Inventions and all Know-How, Patents and other intellectual property rights arising therefrom, created, conceived or generated by or on behalf of a Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of any activities under this Agreement shall be determined by inventorship. Accordingly, Ambrx will and does own all rights, title, and interests in and to all Ambrx Collaboration IP, BeiGene shall and does own all rights, title, and interests in and to all BeiGene Collaboration IP, and the Parties shall jointly own all rights, title, and interest in and to all Joint Collaboration IP.

(b) Each Party shall have an undivided one-half interest in and to the Joint Collaboration IP. Each Party will exercise its ownership rights in and to such Joint Collaboration IP, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Collaboration IP.

(c) Notwithstanding anything else in this Agreement, (a) Ambrx shall and does own all rights, title, and interests in and to all Ambrx Technology Platform IP and (b)

BeiGene shall and does own all rights, title, and interests in and to all BeiGene Agent IP, BeiGene Technology Platform IP and Compound IP. If Ambrx holds any rights, title, or interests in any BeiGene Agent IP, BeiGene Technology Platform IP or Compound IP, then Ambrx hereby does and agrees to assign any and all right, title in interest to any BeiGene Agent IP, BeiGene Technology Platform IP or Compound IP to BeiGene together with the right to file or own applications for any Patent and any Patent issuing thereon. If BeiGene holds any rights, title, or interests in any Ambrx Technology Platform IP, then BeiGene hereby does and agrees to assign any and all right, title in interest to any Ambrx Technology Platform IP to Ambrx together with the right to file or own applications for any Patent and any Patent issuing thereon.

(d) Upon an assignee Party’s request, the assigning Party shall provide all further cooperation that the assignee Party reasonably determines is necessary to give effect to the ownership (including with respect to rights of priority) of applicable Inventions set forth in Section 9.1 and to ensure the assignee Party the full and quiet enjoyment of the applicable Inventions, including executing and delivering further assignments, consents, releases, and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in person or other proper means and otherwise assisting the assignee Party in support of any effort by the assignee Party to establish, perfect, defend, or enforce its rights in the applicable Inventions. Upon the assignee Party’s request, the assigning Party shall obtain the cooperation of the individual inventors of any Inventions, including (a) obtaining signatures of such inventors on any patent applications or other documentation reasonably necessary to obtain patent protection for such Inventions, and (b) procuring (at the assignee Party’s cost and expense) such inventors’ good faith testimony by affidavit, declaration, deposition in person, or other proper means in support of the assignee Party’s efforts in establishing, perfecting, defending, or enforcing Patents included in the applicable Inventions.

(e) Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the creation, conception or generation of any and all Inventions.

9.4 Filing, Prosecution and Maintenance of Patents.

(a) BeiGene Patents. As between the Parties, BeiGene shall have the sole responsibility to Prosecute and Maintain all BeiGene Patents in BeiGene’s name at BeiGene’s sole discretion and shall have sole responsibility for all applicable Patent Costs with respect thereto.

(b) Ambrx Patents.

(i) Subject to the remainder of this Section 9.4(b), as between the Parties, Ambrx will have the sole responsibility to Prosecute and Maintain all Ambrx Patents in Ambrx’s name at Ambrx’s sole discretion and will have sole responsibility for all applicable Patents Costs with respect thereto. Ambrx will consult with BeiGene on its strategy for the Prosecution and Maintenance of all Ambrx Patents that Cover the Exploitation of any Compound or Product (such Ambrx Patents that Cover the Exploitation of any Compound or Product, collectively, “Ambrx Prosecuted Patents”). Ambrx will furnish BeiGene, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from outside counsel in the course of Prosecuting and Maintaining such Patents, or copies of documents filed with the relevant Patent Offices with respect to such Patents, and such other documents related to the Prosecution and Maintenance of such Patents and, as applicable, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by BeiGene. Ambrx will consider in good faith timely comments from BeiGene thereon. Ambrx will furnish BeiGene, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant national Patent Offices with respect to such Patents.

(ii) In the event that Ambrx elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance), any Ambrx Prosecuted Patent, Ambrx will notify BeiGene at least ninety (90) days before any such Patent would become abandoned, no longer available or otherwise forfeited, whereupon at the written request of BeiGene the Parties will meet to discuss any such decision by Ambrx. If, after such consultation between the Parties, Ambrx still intends not to Prosecute and Maintain such Patent, BeiGene will have the right (but not the obligation) to Prosecute and Maintain such Patent in the name of Ambrx (which right will include the right to file additional Patents claiming priority to such Patent) at BeiGene’s sole discretion and will have sole responsibility for all applicable Patent Costs with respect thereto. BeiGene will furnish Ambrx, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant national Patent Offices with respect to such Patents.

(c) Compound IP Patents and Joint Collaboration Patents.

(i) Subject to the remainder of this Section 9.4(c), as between the Parties, BeiGene will have the right (but not the obligation), at BeiGene’s sole discretion, to Prosecute and Maintain all (x) Compound IP Patents and (y) Patents within the Joint Collaboration IP (“Joint Collaboration Patents”), in each case ((x)-(y)), anywhere in the world, in the names of both Ambrx and BeiGene. BeiGene will consult with Ambrx on the strategy for the Prosecution and Maintenance of all such Compound IP Patents and Joint Collaboration Patents. BeiGene will furnish Ambrx, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from outside counsel in the course of Prosecuting and Maintaining such Patents, or copies of documents filed with the relevant Patent Offices with respect to such Patents and such other documents related to the Prosecution and Maintenance of such Patents and, as applicable, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Ambrx. BeiGene will consider in good faith any timely comments from Ambrx thereon. BeiGene will furnish Ambrx, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents. The Parties will apportion the applicable Patent Costs when BeiGene is leading the Prosecution and Maintenance thereof (with appropriate reimbursement mechanisms agreed to as needed) in accordance with the following terms: (A) with respect to the Joint Collaboration Patents, [***] ([***]) to Ambrx and [***] ([***]) to BeiGene and (B) with respect to the Compound IP Patents, [***] ([***]) to BeiGene.

(ii) In the event that BeiGene elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance) any Compound IP Patent or Joint Collaboration Patent anywhere in the world, then BeiGene will notify Ambrx at least [***] ([***]) [***] before any such Patent would become abandoned, no longer available, or otherwise forfeited, whereupon at the written request of Ambrx, the Parties will meet to discuss any such decision by BeiGene. If, after such consultation between the Parties, BeiGene still intends not to Prosecute and Maintain such Patent, subject to BeiGene’s consent, not to be unreasonably withheld, conditioned or delayed, Ambrx will have the right (but not the obligation) to Prosecute and Maintain worldwide such Patent (which right will include the right to file additional Patents claiming priority to such Patent) at Ambrx’s sole discretion and will have sole responsibility for all applicable Patent Costs with respect thereto. Ambrx will furnish BeiGene, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents.

9.5 Third Party Infringement and Defense.

(a) Each Party will promptly report in writing to the other Party any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware, and will provide the other Party with all available evidence of such Competitive Infringement in such Party’s control.

(i) As between the Parties, BeiGene will have the first right (but not the obligation), at BeiGene’s sole discretion through counsel of its choosing that is reasonably acceptable to Ambrx, to seek to abate any Competitive Infringement by enforcing any BeiGene Patents, Compound IP Patents or Joint Collaboration Patents. If BeiGene does not take steps to abate such Competitive Infringement, within [***] ([***]) [***] after receipt of written notice of such Competitive Infringement (or such shorter period of time as is required to comply with the provisions of Section 9.5(c) or the time periods set forth under any other Applicable Law in the United States or any other country in the Territory to not waive any statutory rights), then BeiGene will provide Ambrx with notice of such decision and in any event, Ambrx will have the rights set forth in Section 9.5(e) with respect to enforcing any Ambrx Patents, Compound IP Patents or Joint Collaboration Patents. BeiGene will pay all Patent Costs incurred by BeiGene for such enforcement.

(ii) Ambrx will have the first right (but not the obligation), at Ambrx’s sole discretion through counsel of its choosing that is reasonably acceptable to BeiGene, to seek to abate any Competitive Infringement by enforcing any Ambrx Patents. If Ambrx does not take steps to abate such Competitive Infringement, within [***] ([***]) [***] after receipt of written notice of such Competitive Infringement (or such shorter period of time as is required to comply with the provisions of Section 9.5(c) or the time periods set forth under any other Applicable Law in the United States or any other country in the Territory to not waive any statutory rights), then Ambrx will provide BeiGene with notice of such decision and in any event, BeiGene will have the rights set forth in Section 9.5(e) with respect to enforcing any Ambrx Patents. Ambrx will pay all Patent Costs incurred by Ambrx for such enforcement.

(b) Notwithstanding anything herein to the contrary, if either Party (or any of their Related Parties) receives a copy of a Biosimilar Application naming a Compound or Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party will promptly notify the other Party. If either Party receives any equivalent or similar certification or notice in the United States or any other jurisdiction, either Party will, promptly, notify and provide the other Party copies of such communication.

(i) BeiGene will designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application. BeiGene will pay all Patent Costs for such enforcement under this Section 9.5(c).

(ii) BeiGene will have the right (and after consulting with Ambrx with respect to any Ambrx Patents or Joint Collaboration IP) to list any Patents for which the enforcement rights in Section 9.5(c) are applicable, insofar as they meet the statutory requirements pursuant to Section 351(l)(1)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in Section 351(l) of the PHSA.

(iii) BeiGene will have the right (and after consulting with Ambrx with respect to any Ambrx Patents or Joint Collaboration IP) to identify Patents for which the enforcement rights in Section 9.5(c) are applicable, or respond to relevant communications under any equivalent or similar listing to those described in Section 9.5(c) in any other jurisdiction outside of the United States. If required pursuant to Applicable Law, upon BeiGene’s request, Ambrx will assist in the preparation of such list and make such response after consulting with BeiGene.

(iv) Ambrx will (1) within [***] ([***]) [***] after BeiGene’s written request, provide to BeiGene all information, including a list of Patents Controlled by Ambrx Party and for which the enforcement rights in Section 9.5(c) are applicable, that is necessary or reasonably useful to enable BeiGene to make any lists or communications with respect to such Patents that are described in Section 9.5(c), and (2) cooperate with the BeiGene’s reasonable requests in connection therewith to the extent required or not prohibited by Applicable Law. BeiGene will consult with Ambrx prior to identifying any Patents controlled by Ambrx as contemplated by this Section 9.5(c)(iv). BeiGene will consider in good faith advice and suggestions with respect thereto received from Ambrx, and will notify Ambrx of any such lists or communications promptly after they are made.

(v) The Parties recognize that procedures other than those set forth above in this Section 9.5 may be applicable to Biosimilar Applications that are not governed by the PHSA. As a result, in the event that the Parties acting in good faith mutually determine that certain provisions of Applicable Law in the United States or in any other country in the Territory are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 9.5(c) in such country, the Parties will comply with any such Applicable Law in such country (and any relevant and reasonable procedures established by the) in exercising their rights and obligations with respect to Biosimilar Applications under this Section 9.5(c).

(c) As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 9.4 (i.e., BeiGene for the BeiGene Patents, Compound IP Patents and Joint Collaboration Patents and Ambrx for the Ambrx Patents), shall have the right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other action challenging any such Patent, other than with respect to (i) any counter claims or defenses in any enforcement action brought by the other Party pursuant to Section 9.5(c) or (ii) any action by a Third Party in response to an enforcement action brought by the other Party, which in both cases ((i) and (ii)), will be controlled by such other Party. If Ambrx does not defend any Ambrx Prosecuted Patent under this Section 9.5(d) within [***] ([***]) [***] (or such shorter period of time as is required to comply with the provisions of Section 9.5(c) or the time periods set forth under any other Applicable Law in the United States or any other country in the Territory to not waive any statutory rights), or elects not to continue any such defense (in which case it will promptly provide notice thereof to BeiGene), then BeiGene will have the right (but not the obligation), at its sole discretion, to defend any such Ambrx Prosecuted Patent.

(d) With respect to any infringement or defensive action identified above in this Section 9.5 and subject to the terms of this Section 9:

(i) If the controlling Party ceases to pursue or withdraws from such action, then it shall promptly notify the other Party in sufficient time to enable the other Party to meet any deadlines by which any action must be taken to preserve any rights in such infringement or defensive action (including any such period of time as is required to comply with the provisions of Section 9.5(d)), then such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 9.5.

(ii) The non-controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, at the controlling Party’s sole cost and expense, (a) providing access to relevant documents and other evidence, (b) using reasonable efforts to make its and its Affiliates and licensees and Sublicensees and all of their respective employees, subcontractors, consultants, and agents available during reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if reasonably necessary, by being joined as a party, subject for this clause (c) to the controlling Party agreeing to pay those Patent Costs incurred by such non-controlling Party in connection with such joinder. The Party controlling any such action shall keep the other Party reasonably updated with respect to any such action, including providing copies of all materials documents received or filed in connection with any such action.

(e) With respect to any infringement or defensive action identified above in this Section 9.5, the Party controlling such action shall have the right to settle or otherwise dispose of such action on such terms as such Party will determine in its sole discretion, including by granting a license or sublicense to a Third Party under the rights granted to such Party in Section 7 in accordance with the sublicensing terms therein, as applicable. Notwithstanding the foregoing, no such settlement or other disposition will (a) impose any monetary restriction or obligation on or admit fault of the other Party or (b) adversely affect the other Party’s rights under this Agreement to any such Patent then being enforced or defended, in each case ((a) and (b)) without the prior written consent of the other Party, not to be unreasonably withheld.

(f) Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in this Section 9.5 shall be used first to reimburse the controlling Party for its Patent Costs arising from the action, with the balance of any such recovery to be allocated as follows: (a) if Ambrx was the controlling Party, [***] ([***]) to Ambrx and [***] ([***]) to BeiGene, and (b) if BeiGene was the controlling Party, [***] ([***]) to BeiGene and [***] ([***]) to Ambrx.

(g) Upon request of BeiGene, Ambrx shall cooperate with BeiGene to: (i) file appropriate information with the FDA in the U.S. listing any Ambrx Patents in the Purple Book; and (ii) with respect to other countries in the Territory, file appropriate information with the applicable Regulatory Authority listing any Ambrx Patents in the Patent listing source in such country in the Territory that is equivalent to the Purple Book, if any.

(h) Notwithstanding anything in this Section 9 to the contrary, each Party’s rights and obligations with respect to any Patent Controlled pursuant to an in-license under this Section 9 shall be subject to the Third Party rights and obligations under any such applicable in-license.

(i) All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of the Patents under this Section 9 shall be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense of the Patents under this Section 9, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Section 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith believe that any information required to be disclosed by such Party to the other Party under this Section 9 is protected by attorney client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10. CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for [***] ([***]) [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

(e) is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, access or use of Confidential Information of the Disclosing Party.

Notwithstanding anything herein to the contrary, on a Program-by-Program basis, during the Term for such Program, all information relating to the Research, Development, manufacture or Commercialization of Compounds or Products after the Effective Date, and the identity and details of all Programs, shall be treated as the Confidential Information of BeiGene; provided that all information relating to any Ambrx Technology Platform shall be treated as the Confidential Information of Ambrx, and all information relating to the BeiGene Technology Platforms or BeiGene Agents shall be treated as the Confidential Information of BeiGene.

10.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Patents in accordance with Article 9;

(b) subject to Section 10.3, Regulatory Materials and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of Compounds or Products, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to obtain confidential treatment of such information;

(c) prosecuting or defending litigation;

(d) subject to Section 10.3, complying with Applicable Law, including securities laws and regulations promulgated by securities exchanges;

(e) disclosure to its Affiliates, employees, consultants, agents, independent contractors, licensors and any permitted Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use in writing at least as equivalent in scope as and no less restrictive than those set forth in this Article 10 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding confidentiality and non-use may be limited to [***] ([***]) [***] after the date of disclosure to the disclosee;

(f) disclosure of the material terms of this Agreement to any bona fide potential or actual investor, lender, stockholder, investment banker, acquirer, merger partner or potential or actual collaborator or partner, legal or financial advisor; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 10 prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding confidentiality and non-use may be limited to [***] ([***]) [***] after the date of disclosure to the disclosee; and

(g) disclosure pursuant to Section 10.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 10.2(a), 10.2(c) or 10.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Nothing in Sections 10.1 or 10.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this

Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

10.3 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 10.2 and this Section 10.3. The Parties have agreed to a public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit E on or after the Effective Date.

(b) After issuance of such initial press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [***] ([***]) [***] (or within [***] ([***]) [***] in the event that Ambrx (or its Affiliate) is a public reporting company) after receiving the press release for review and the other Party shall give good faith consideration to same. Ambrx shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to BeiGene’s review of such an announcement, BeiGene may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have previously been publicly disclosed by such Party, or by the other Party, in accordance with this Section 10.3. For clarity, neither Party shall disclose the financial terms of this Agreement without the prior written approval of the other Party, except as and to the extent otherwise expressly permitted under this Agreement.

(c) The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [***] ([***]) [***] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 10.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d) Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 10.1 through Section 10.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

10.4 Publications. Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 10.3 shall apply with respect to disclosures required by the SEC and/or for Regulatory Materials. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [***] ([***]) [***] prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had [***] ([***]) [***] to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but shall retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary, but no less than [***] ([***]) [***], to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, BeiGene shall not have the right to publish or present Ambrx’s Confidential Information without Ambrx’s prior written consent, and Ambrx shall not have the right to publish or present BeiGene’s Confidential Information without BeiGene’s prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 10.4 shall not limit and shall be subject to Section 10.5.

10.5 Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements. The Parties agree to comply, with respect to Compounds and Products, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any applicable court order, stipulations, consent agreements and settlements entered into by a party.

10.6 Effect of Change of Control. If a Party or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control), unless the other Party otherwise agrees in writing, such Party shall take reasonable steps to limit data access and sharing between its personnel working on other research programs and its personnel working on the Programs or having access to data from the Programs or any of the other Party’s Confidential Information.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall continue, on a Program-by-Program, Compound-by-Compound, Product-by-Product and country-by-country basis at the end of the applicable Royalty Term with respect to such Product in such country (the “Term”). Upon the expiration of the Royalty Term with respect to a Product in a country, the licenses granted to BeiGene under this Agreement will become exclusive, perpetual, irrevocable, fully paid-up and royalty-free with respect to such Product in such country.

11.2 Termination by BeiGene at Will. BeiGene may terminate this Agreement as a whole or on a Program-by-Program, Compound-by-Compound, Product-by-Product and/or country-by-country basis, effective upon [***] ([***]) [***] prior written notice to Ambrx. Following any such notice of termination under this Section 11.2 for a Research Program, for the period ending [***] ([***]) [***] following the effective date of the notice of termination, BeiGene shall be responsible for the payment for (a) [***] and (b) [***]; provided that, in each case, Ambrx shall use its good faith and commercially reasonable efforts to avoid, cancel or otherwise limit such Third Party Costs incurred by Ambrx after BeiGene’s notice of termination. In the event that this Agreement is terminated only with respect to a given Program, Compound, Product or a given country pursuant to this Section 11.2, then the effects of termination as set forth in Sections 11.9 and 11.10 shall only apply with respect to such Program, Compound, Product or such country, as applicable.

11.3 Termination by Either Party for Breach.

(a) Either Party may terminate this Agreement in its entirety, with respect to any Compound (on a Compound-by-Compound basis), Product (on a Product-by-Product basis) or with respect to any Program (on a Program-by-Program basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement as it relates to a particular Compound, Product, Program or country, and such breach shall have continued for [***] ([***]) [***] (or [***] ([***]) [***] for a breach of payment obligations) (or, if such default cannot be cured within such [***] ([***]) [***] period (or [***] ([***]) [***] period for a breach of payment obligations), if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured. Except as set forth in Section 11.3(b), any such termination shall become effective at the end of such [***] ([***]) [***] period (or [***] ([***]) [***] period for a breach of payment obligations) unless the breaching Party has cured any such breach prior to the expiration of the [***] ([***]) [***] (or [***] ([***]) [***]) period (or, if such default cannot be cured within such [***] ([***]) [***] (or thirty (30) day) period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach). In the event that this Agreement is terminated only with respect to a given Compound, Product and/or a given country and/or a given Program pursuant to this Section 11.3, then the effects of termination as set forth in Section 11.9 and 11.10 shall only apply with respect to such Compound, Product, country or Program, as applicable.

(b) Section 11.3(a) shall not apply to or encompass a breach (or alleged breach) of BeiGene’s obligation to use Commercially Reasonable Efforts as set forth in Section 4.1 or 5.1, and for which a remedy, if any, for any such breach shall be governed solely by Section 11.4.

(c) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.3(a) and such alleged breaching Party provides the other Party notice of such dispute within such [***] ([***]) [***] or [***] ([***]) [***] period, then the cure periods set forth in Section 11.3(a) shall be tolled during the pendency of the dispute resolution process as set forth in Article 14 and the non-breaching Party shall not have the right to terminate this Agreement under Section 11.3(a) unless and until such dispute resolution process has been completed (including the tolling and cure periods set forth therein).

(d) Alternative to BeiGene’s Termination Under Section 11.3(a). Notwithstanding any other provisions of this Agreement and in addition to the deductions otherwise permitted under this Agreement, subject to Section 11.3(c), if BeiGene has the right to terminate this Agreement under Section 11.3(a) (including expiration of all applicable cure periods thereunder and following the dispute resolution process as set forth in Section 11.3(c) and Article 14, if applicable), in lieu of exercising such termination right, BeiGene may elect by written notice to Ambrx before the end of such applicable cure period to have this Agreement continue in full force and effect and [***].

(e) Ongoing Research Activities. In addition to BeiGene’s rights under Section 11.3(d), subject to Section 11.3(c), if BeiGene has the right to terminate this Agreement under Section 11.3(a) (including expiration of all applicable cure periods thereunder and following the dispute resolution process as set forth in Section 11.3(c) and Article 14, if applicable) due to Ambrx’s material breach of its obligations under the Agreement, then in lieu of exercising such termination right, BeiGene may elect to continue the performance of the Agreement and the Research Program and will have the right, but not the obligation, to [***]; provided that in no event shall [***]. Ambrx hereby grants and will grant to BeiGene, effective after it has been determined that pursuant to Section 11.3(c) and Article 14 BeiGene has the right to terminate this Agreement under Section 11.3(a) and upon the date BeiGene notifies Ambrx that [***]. In the event that BeiGene exercises its rights pursuant to this Section 11.3(e), the Parties will [***].

11.4 Termination for Failure to Use Commercially Reasonable Efforts. Subject to Sections 11.9 and 11.10, Ambrx shall have the right to terminate this Agreement on a Licensed Program-by-Licensed Program basis if BeiGene is in material breach of its obligation to use Commercially Reasonable Efforts as set forth in Section 4.1 or 5.1 with respect to such Licensed Program; provided, however, such license for such Licensed Program shall not so terminate unless (a) BeiGene is given [***] ([***]) [***] prior written notice by Ambrx of Ambrx’s intent to terminate, stating the reasons and justification for such termination and recommending steps which Ambrx believes BeiGene should take to cure such alleged breach, and (b) BeiGene, or its Affiliates or Sublicensee, has not (i) during the [***] ([***]) [***] period following such notice, provided Ambrx with a plan for the Development and/or Commercialization of the Compound or Product in the Field as set forth in Sections 4.1 and 5.1 and (ii) during the [***] ([***]) [***] period following such notice carried out such plan and cured such alleged breach by using Commercially Reasonable Efforts to pursue the Development or Commercialization of the Compound or Product for such Licensed Program in the Field as set forth in Sections 4.1 and 5.1. Notwithstanding the foregoing, if BeiGene disputes in good faith the existence or materiality of the alleged breach of its obligation to use Commercially Reasonable Efforts as set forth in Section 4.1 or 5.1 with respect to such Licensed Program, the terms of Section 11.3(c) shall apply to such dispute, mutatis mutandis. In the event that this Agreement is terminated only with respect to a given Licensed Program pursuant to this Section 11.4, then the effects of termination as set forth in Section 11.9 shall only apply with respect to such Licensed Program.

11.5 Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [***] ([***]) [***] after the filing thereof. “Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

11.6 Termination for Safety Reasons. BeiGene shall have the right, on a Program-by-Program, Compound-by-Compound or Product-by-Product basis, to terminate this Agreement, at any time after the Effective Date, with respect to such Program, Compound or Product in the Territory upon providing [***] ([***]) [***] prior written notice to Ambrx (a) if BeiGene determines in good faith that the risk/benefit profile of the Program, Compound or

Product is such that the Program, Compound or Product cannot continue to be Developed or administered to patients safely; or (b) upon the occurrence of serious adverse events related to the use of the Compound or Product that cause BeiGene to conclude that the continued use of the Compound or Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits. During the [***] ([***]) [***] notice period, the Parties shall begin to wind-down their respective activities under the Agreement to the extent related to the Program, Compound or Product.

11.7 Cessation of Development or Commercialization. On a Licensed Program-by-Licensed Program basis, Ambrx may, at its election, terminate this Agreement with respect to such Licensed Program upon thirty (30) days’ prior written notice to BeiGene in the event that BeiGene, itself or through its Affiliates or Sublicensees, do not conduct any Development or Commercialization activities with respect to Compounds or Products for such Licensed Program for a continuous period of more than [***] ([***]) [***]; provided that (a) if such cessation is a result of a Safety Concern, Regulatory Event (including a clinical hold), force majeure, or restraining order or injunction, such [***] ([***]) [***] period will be extended for each day any of the foregoing listed in this clause (a) caused such cessation and (b) if such cessation of activity is due to a manufacturing issue and BeiGene or its Affiliates or Sublicensees is diligently seeking to remedy such issue, such [***] ([***]) [***] period will be extended for a reasonable period of time as is reasonably necessary to resolve the manufacturing issue.

11.8 Limitations on Termination Remedy.

(a) Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated pursuant to Section 11.3 or 11.4 with respect to a Product, to the extent the material breach affects only a specific country in the Territory, then this Agreement may only be terminated for such Product in such country.

(b) For avoidance of doubt, any termination under this Article 11 with respect to a particular Program, Compound, Product or country shall have no effect on and shall not in any way limit the licenses granted under this Agreement to BeiGene for Programs, Compounds and Products with respect to any other Programs or with respect to any other country.

11.9 Effects of Termination of this Agreement. Upon termination of this Agreement, the following shall apply with respect to the terminated Program(s), terminated Compound(s), terminated Product(s) or terminated country(ies) (in addition to any other rights and obligations under this Agreement with respect to such termination). For clarity, if this Agreement is terminated only with respect to a given Compound(s), Product(s) and/or a given country(ies) and/or a given Program(s), as applicable, then the following provisions of this Section 11.9 shall only apply with respect to such Compound, Product and/or such country and/or such Program, as applicable.

(a) Cessation of Rights. Except for the rights and licenses granted under this Section 11.9 or Section 11.10, all rights and licenses granted by either Party to the other Party and all obligations under this Agreement shall terminate with respect to the Program(s), Compound(s), Product(s) and/or country(ies), as applicable, in which the termination becomes effective; provided that any sublicenses granted by BeiGene pursuant to Section 7.2 shall remain in effect and become direct licenses from Ambrx to the applicable Sublicensees, so long as actions and omissions by the applicable Sublicensee did not cause or contribute to such termination and such Sublicensee is not then in material breach of its sublicense agreement. Subject to Section 11.10, each Party and its Affiliates and Sublicensees shall cease all use of the Ambrx IP, Ambrx Technology Platform IP, BeiGene IP, BeiGene Technology Platform IP, BeiGene Agent IP or Compound IP, as applicable, with respect to such Program(s), Compound(s), Product(s) or country(ies), and shall cease all Research with respect to such Research Program(s) and shall cease all Development with respect to such Compound(s) or Product(s) and Commercialization with respect to such Product(s) in the applicable terminated countries, as applicable.

(b) Licenses. BeiGene shall retain a non-exclusive, worldwide license under Section 7.1 to Commercialize Products during the Commercialization Wind-Down Period in accordance with Section 11.9(c) (including the right to sell such Products through BeiGene Sublicensees if BeiGene was utilizing such Sublicensees to sell the same prior to such termination date).

(c) Commercialization. BeiGene, its Affiliates and Sublicensees shall be entitled to continue to Commercialize any existing inventory of Products for a period no longer than [***] ([***]) [***] in each terminated country of the Territory for which Regulatory Approval therefor has been obtained (provided that such Products shall have launched in each such terminated country as of the applicable effective date of termination), in accordance with the terms and conditions of this Agreement (the “Commercialization Wind-Down Period”). [***].

(d) Return of Confidential Information. Within [***] ([***]) [***] after the end of the Commercialization Wind-Down Period, each Party shall destroy or return all tangible items comprising, bearing or containing any Confidential Information of the other Party (solely relating to the terminated Program(s), terminated Compound(s), terminated Product(s) and/or terminated country(ies), to the extent terminated in part) that are in its or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to the other Party, as such other Party may direct, at such other Party’s expense, except that such Party shall have the right to copies of intangible Confidential Information of such other Party for legal and archival purposes.

11.10 Additional Effects of Termination of Agreement by BeiGene under Section 11.2 or by Ambrx under Section 11.3 or Section 11.4. Upon termination of this Agreement by BeiGene under Section 11.2 or termination by Ambrx under Section 11.3 or Section 11.4, the following additional termination effects shall apply. For clarity, if this Agreement is terminated only with respect to a given Compound(s), Product(s) and/or a given country(ies) and/or a given Program(s), as applicable, then the following provisions of this

Section 11.10 shall only apply with respect to such Compound, Product and/or such country and/or such Program, as applicable.

(a) Regulatory Materials. Upon Ambrx’s written request, BeiGene shall [***], and shall take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to [***]. The Parties shall effect [***] within [***] ([***]) [***] after the applicable effective date of termination, unless otherwise mutually agreed in writing. During such [***] ([***]) [***] period, BeiGene shall provide to Ambrx copies of all such Regulatory Materials.

(b) Product Marks. Upon Ambrx’s written request, BeiGene shall assign to Ambrx all worldwide rights in and to any trademarks specific to, and that were actually used with, the applicable Reversion Products in the terminated country(ies). It is understood that such assignment shall not include the BeiGene name or trademark for the BeiGene company itself, or any other trademark owned or Controlled by BeiGene and not specific to a Product.

(c) Transition Assistance. BeiGene agrees to cooperate with Ambrx’s and its designee(s)’s reasonable requests, at Ambrx’s sole expense, to facilitate an orderly and prompt transition of the Development (and as applicable, Commercialization) activities relating to the Reversion Product(s) in the terminated country(ies) to Ambrx and/or its designee(s) following such termination.

(d) Remaining Inventories. [***]

(e) Reversion License. At Ambrx’s request delivered no later than sixty (60) days after the effective date of termination, effective upon such effective date of termination of this Agreement, BeiGene hereby grants (without any further action required on the part of Ambrx) to Ambrx, [***]) (the “Reversion License”). If any Reversion Product is a Combination Product or conjugate, then the Reversion License shall not extend to any other active ingredient or component in such Combination Product or BeiGene Agent or BeiGene antibody of the conjugate. To the extent that any payments would be owed by BeiGene or its Affiliates to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are related to the Reversion License, the Reversion License will be subject to Ambrx’s performance of all obligations under such Third Party agreements, including the obligation to make all payments that are related to the Reversion License regarding the Reversion Products. Unless this Agreement was terminated by Ambrx pursuant to Section 11.3 or 11.4 (in which case no royalty shall be owed by Ambrx), Ambrx shall pay to BeiGene [***] based on [***]. The royalty payments shall be subject to reduction and payments would be made by Ambrx to BeiGene in a manner analogous to that set forth in Sections 8.5-8.15 (in each case, mutatis mutandis).

[***] at Termination	Reversion License Base Royalty Rate

[***]	[***]
[***]	[***]
[***]	[***]

11.11 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 13.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

11.12 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement according to their terms: Sections 3.5 and Article 8 (other than Sections 8.1 and 8.2) (with respect to any obligation incurred or accrued prior to such expiration or termination); 9.1(a); 9.2; 9.3; 11.2, 11.3, 11.4, 11.5, 11.6, and 11.7 (each of the foregoing 11.2, 11.3, 11.4, 11.5, 11.6, and 11.7, if this Agreement is terminated in part pursuant to the terms of such Sections); 11.8 (with respect to the effects of termination in part provided in Sections 11.2, 11.3, 11.4, 11.5, 11.6, 11.7 and 11.8); 11.9; 11.10; 11.11; 11.12); and Articles 1 (to the extent necessary to interpret other surviving sections); 10; 13; 14; and 15. In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final payments with respect to Net Sales incurred or accrued prior to the date of termination or expiration. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

12. REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e) It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(f) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

(g) It has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights created in the course of their employment.

12.2 Representations and Warranties by Ambrx. Ambrx hereby represents and warrants as of the Effective Date and, where denoted below, covenants to BeiGene as follows:

(a) Ambrx has sufficient legal and/or beneficial title, ownership or license under its Patents and Know-How necessary for the purposes contemplated by this Agreement. The Ambrx IP and Ambrx Technology Platform IP existing as of the Effective Date is free and clear from any Liens and Ambrx has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to BeiGene as purported to be granted pursuant to this Agreement. As of the Effective Date, except for the Patents licensed to Ambrx under the Existing License Agreements, Ambrx (or its Affiliate) is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) the Ambrx Patents listed on Exhibit B. All fees required to maintain such issued Patents have been paid to date. To Ambrx’s knowledge, the Ambrx Patents listed on Exhibit B constitute all Patents owned by Ambrx or its

Affiliates that are necessary or reasonably useful for the Research, Development, manufacture (as currently conducted) or Commercialization of Compounds or Products.

(b) Other than the Existing License Agreements, Ambrx has not entered into any agreements, either oral or written, with any Third Party relating to the Research, Development, Commercialization or manufacture of Compounds or Products. Ambrx has provided BeiGene and/or its external legal counsel with true and complete copies of all Existing License Agreements (redacted as required by confidentiality provisions thereof), including all modifications, supplements or other amendments thereto as of the Effective Date.

(c) Ambrx has not received any written notice from any Third Party asserting or alleging that the Research of Compounds by Ambrx prior to the Effective Date infringes the intellectual property rights of such Third Party. To Ambrx’s knowledge, the Ambrx IP and Ambrx Technology Platform IP existing as of the Effective Date was not obtained in violation of any contractual or fiduciary obligation owed by Ambrx or its employees or agents to any Third Party or through the misappropriation of the intellectual property rights (including any trade secrets) from any Third Party.

(d) To Ambrx’s knowledge, the Development and manufacture of Compounds, if any, prior to the Effective Date by or on behalf of Ambrx has been carried out without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or controlled by a Third Party.

(e) There are no pending, and to Ambrx’s knowledge no threatened, actions, suits or proceedings against Ambrx involving the Ambrx IP and Ambrx Technology Platform IP as it relates to any Compounds or Products existing as of the Effective Date.

(f) To Ambrx’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Ambrx IP and Ambrx Technology Platform IP as it relates to Compounds or Products, if any, existing as of the Effective Date (in the case of pending claims, evaluating them as if issued as of the Effective Date).

(g) Ambrx has no knowledge from which it would have reason to conclude that the Ambrx Patents issued as of the Effective Date are invalid. To Ambrx’s knowledge, the claims included in any issued Ambrx Patents are valid and in full force and effect as of the Effective Date.

(h) It has not granted any license or any option for a license under the Ambrx IP and Ambrx Technology Platform IP to any Third Party with respect to any Research Program, existing as of the Effective Date, in the Field in the Territory.

(i) Ambrx has disclosed in writing to BeiGene (A) all Ambrx Patents existing as of the Effective Date that would be infringed by the Research, Development, Commercialization or manufacture of Compounds or Products, if any, existing as of the

Effective Date, by BeiGene, but for the licenses granted in this Agreement, and (B) the jurisdiction(s) by or in which each such Ambrx Patent has been issued or in which an application for such Ambrx Patent has been filed, together with the respective patent or application numbers. All fees required to maintain such issued Ambrx Patents have been paid.

(j) No person, other than former or current employees of Ambrx who are obligated in writing to assign his/her inventions to Ambrx, is an inventor of any of the inventions claimed in the Ambrx Patents, filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within the Ambrx IP and Ambrx Technology Platform IP Controlled by Ambrx and as to which Ambrx has obtained an assignment as of the Effective Date. All inventors of any inventions included within the Ambrx IP and Ambrx Technology Platform IP that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patents to Ambrx. To Ambrx’s knowledge, no present or former employee or consultant of Ambrx owns or has any proprietary, financial or other interest, direct or indirect, in the Ambrx IP and Ambrx Technology Platform IP. To Ambrx’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Ambrx Patents.

(k) Ambrx has maintained and, unless otherwise agreed to by BeiGene, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9) necessary to perform its obligations hereunder. Ambrx and its Affiliates are in compliance in all material respects with each Existing License Agreement, and have performed all material obligations required to be performed by them to date under each Existing License Agreement. Neither Ambrx nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under the Existing License Agreement and, to the knowledge of Ambrx, no other party to any Existing License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

(l) No Third Party has any right under any Existing License Agreement, including a right of consent or a right of first negotiation, that would reasonably be expected to interfere with BeiGene’s exercise of its rights licensed under Section 7.1 hereof.

12.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL

REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

12.4 Certain Covenants.

(a) Each Party and its Related Parties will conduct the Exploitation of the Compounds and Products in a good scientific manner and in accordance in all material respects with all Applicable Laws, including governmental regulations concerning GLP, GCP, and cGMP and any applicable anti-corruption or anti bribery laws or regulations of any Governmental Authority with jurisdiction over the activities performed by such Party or its Related Parties in furtherance of such obligations. In addition, if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority), then the other Party will perform such activities as may be reasonably requested by the obligated Party to enable the obligated Party to comply with its legal obligation to such Regulatory Authority with respect to Compounds and Products.

(b) During the Term, Ambrx will retain Control of and will not sell, transfer, lease, encumber, or otherwise dispose of any Ambrx IP and Ambrx Technology Platform IP that is used by Ambrx in the Exploitation of (as applicable) and Compounds and Products or is licensed to BeiGene under this Agreement, except with BeiGene’s prior written consent or as and to the extent expressly permitted by this Agreement or to grant a security interest or lien in or to any such Ambrx IP and Ambrx Technology Platform IP as part of a secured financing transaction, unless such security interest or lien is subordinate to this Agreement and the licenses granted herein. During the Term, Ambrx shall not, and shall cause its Affiliates not to, enter into any agreement granting a license or other right under the Ambrx IP and Ambrx Technology Platform IP that is inconsistent with the options and rights granted to BeiGene under this Agreement.

(c) Each Party shall not use, in any capacity in connection with the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates with respect to this Agreement or the performance of its other obligations under this Agreement.

13. INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Indemnification by Ambrx for Third Party Claims. Ambrx shall defend, indemnify, and hold BeiGene, its Affiliates and its and their respective officers, directors,

employees, and agents (the “BeiGene Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BeiGene Indemnitees (collectively, “BeiGene Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (collectively, “BeiGene Claims”) against such BeiGene Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of Ambrx’s representations, warranties, covenants or obligations under this Agreement; (b) the gross negligence or willful misconduct of Ambrx or its Affiliates or any of their respective officers, directors, employees, or agents; (c) the Exploitation of (i) any Compounds or Products by or on behalf of Ambrx or its Affiliates prior to the Effective Date or during the Term or (ii) the Exploitation of any Reversion Products by or on behalf of Ambrx or its Affiliates, subcontractors or sublicensees after the Term; (d) the violation of Applicable Law by any Ambrx Indemnitee; or (e) any breach by Ambrx or its Affiliates of, or any failure by Ambrx or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of, an Existing License Agreement, except to the extent that such failure is attributable to a breach by BeiGene of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to the extent that any BeiGene Claim is subject to indemnity pursuant to Section 13.2.

13.2 Indemnification by BeiGene for Third Party Claims. BeiGene shall defend, indemnify, and hold Ambrx, its Affiliates, and its and their respective officers, directors, employees, and agents, (the “Ambrx Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Ambrx Indemnitees (collectively, “Ambrx Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (collectively, “Ambrx Claims”) against such Ambrx Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) the Exploitation of any Compounds, or Products by or on behalf of BeiGene or its Affiliates or Sublicensees during the Term; (b) a breach of any of BeiGene’s representations, warranties, covenants or obligations under this Agreement; or (c) the gross negligence or willful misconduct of BeiGene or its Affiliates or Sublicensees, or any of their respective officers, directors, employees, or agents; or (d) the violation of Applicable Law by any BeiGene Indemnitee. The foregoing indemnity obligation shall not apply to the extent that any Ambrx Claim is subject to indemnity pursuant to Section 13.1.

13.3 Indemnification Procedures. The Party claiming indemnity under this Article 13 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the

Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (a) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 13, (b) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (c) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 13.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 13.1 or Section 13.2, as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in material prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 13.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 13.

13.4 Limitation of Liability. EXCEPT FOR (A) INDIRECT (INCLUDING LOST PROFITS), INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, (B) A BREACH OF SECTION 7.7, (C) ANY BREACH OF ANY OF ARTICLE 10 OR SECTIONS 13.1 AND 13.2 OF THIS AGREEMENT BY A PARTY OR ITS AFFILIATES AND/OR (D) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S REPRESENTATIONS AND WARRANTIES IN SECTION 12.1 OR 12.2, AS APPLICABLE), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE,

ARISING OUT OF THIS AGREEMENT REGARDLESS OF ANY NOTICES OF THE POSSIBILITY OF SUCH DAMAGES.

13.5 Insurance.

(a) BeiGene shall procure and maintain insurance (or self-insure), including general liability insurance and product liability insurance and shall add Ambrx as an additional insured, for its Research, Development and/or Commercialization activities with respect to any Compounds or Products consistent with normal business practices of prudent companies similarly situated to such Party at all times during which any Compounds or Products is being clinically tested in human subjects or commercially distributed or sold and for five (5) years after the last Product is Commercialized.

(b) If Ambrx exercise its right to obtain the license on Reversion Products from BeiGene pursuant to Section 11.10(e) after the effective time of the termination, Ambrx shall procure and maintain insurance (or self-insure), including general liability insurance and product liability insurance and shall add BeiGene as an additional insured, for its Research, Development and/or Commercialization activities with respect to any Reversion Products consistent with normal business practices of prudent companies similarly situated to such Party at all times during which any Reversion Products is being clinically tested in human subjects or commercially distributed or sold and for five (5) years after the last Reversion Product is Commercialized.

(c) It is understood that the insurance obligation set forth in Section 13.5(a) or Section 13.5(b) above shall not be construed to create a limit of each such Party’s liability with respect to its indemnification obligations under this Article 13. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party may not cancel or make material change in such insurance without the other Party’s prior written consent.

14. DISPUTE RESOLUTION

14.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement, subject to Section 14.6. Accordingly, any disputes, controversies or differences, other than a matter within the final decision-making authority of Ambrx or BeiGene, which may arise between the Parties out of or in relation to or in connection with this Agreement, upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within

[***] ([***]) [***] after receipt by the other Party of such written notice. If the matter is not resolved within [***] ([***]) [***] following presentation to the Executive Officers, then either Party may invoke the provisions of Section 14.2.

14.2 Arbitration. Subject to Section 14.3 and Section 14.9, any dispute that is not resolved pursuant to Section 14.1, shall be settled by binding arbitration to be conducted as set forth below in this Section 14.2.

(a) Either Party, following the end of the [***] ([***]) [***] period referenced in Section 14.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 14.2, there shall be three (3) arbitrators. Within [***] ([***]) [***] after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the American Arbitration Association (the “AAA”). The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [***] ([***]) [***] after the selection of the second arbitrator. The arbitrators shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, the arbitrators shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the Parties cannot agree on such Expert within [***] ([***]) [***] following the selection of the arbitrators). The governing law in Section 15.8 shall govern such proceedings. No individual shall be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 14.2. The place of arbitration will be New York City, the State of New York, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b) The arbitrators shall set a date for a hearing that shall be held no later than [***] ([***]) [***] following the appointment of the last of such three arbitrators. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 14.2(a), including the right of each Party to undertake document requests and up to [***] ([***]) depositions.

(c) The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 14.2(b). The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrators to award punitive, exemplary or any similar damages. The arbitrators shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 14.2(a) and Section 14.9.

14.3 Expedited Arbitration. If a Party exercises its rights under this Agreement to refer a dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 14.3 (and not the dispute resolution process in Section 14.1) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following.

(a) Arbitration will be conducted in New York, New York under the rules of the AAA for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint a single arbitrator to be selected by mutual agreement. If the Parties are unable to agree on an arbitrator, the Parties will request that the AAA select the arbitrator. The arbitrator will be an Expert where expressly set forth under this Agreement and otherwise will be a professional in business or licensing experienced in the valuation of biopharmaceutical products with at least ten (10) years of experience in the pharmaceutical and life sciences industries, including the conduct of research, development and commercialization collaborations. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, neither BeiGene nor Ambrx nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of BeiGene and Ambrx.

(b) Within [***] ([***]) [***] after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it desires to provide in support thereof (each, a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from each Party.

(c) Within thirty (30) days after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.

(d) The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. Within [***] ([***]) [***] after the receipt by the arbitrator of both Parties’ responses (or expiration of the [***] ([***]) [***] period if any Party fails to submit a response), then the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing, which decision will be made in accordance with the standard for resolution of such matter set forth in this Agreement; provided that the arbitrator will select one of the resolutions proposed by the Parties.

14.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 14.1 or Section 14.3 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

14.5 Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrators may in their discretion assess the arbitrators’ cost, fees and expenses (and those any Expert hired by the arbitrators) against the Party losing the arbitration.

14.6 Injunctive Relief. Nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 14.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.3 or Section 11.3(d).

14.7 Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.8 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.9 Patent and Trademark Disputes. Notwithstanding Section 14.2, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patents or trademarks Covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

15. MISCELLANEOUS

15.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including that Confidentiality Agreement between BeiGene and Ambrx, dated as of [***] (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement (including to any Exhibit hereto) shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

15.2 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (a) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] ([***]) [***] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [***] ([***]) [***] to continue to perform all of its obligations under this Agreement, or (b) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 15.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b) The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this

Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c) Any intellectual property provided pursuant to the provisions of this Section 15.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, and the royalties under Section 8.5 shall be deemed to be royalties for purposes of Title 11.

(d) In the event that after the Effective Date Ambrx enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BeiGene hereunder, Ambrx will use commercially reasonable efforts to enable BeiGene to receive a direct license from any such Third Party in the event that such license agreement between Ambrx and such Third Party is terminated during the Term solely on account of Ambrx becoming a Bankrupt Party.

(e) Notwithstanding anything to the contrary in Article 9, in the event that Ambrx is the Bankrupt Party, BeiGene may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Ambrx Patent rights licensed or assigned to BeiGene under this Agreement without being required to consult with Ambrx before taking any such actions, provided that such actions are consistent with this Agreement.

15.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement, except for obligations to make payments, to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure and to resume performance of its obligations hereunder. For purposes of this Agreement, “force majeure” means conditions beyond the control of the Parties, potentially including an act of God, acts of terrorism, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

15.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Ambrx:	Ambrx, Inc. 10975 North Torrey Pines Road La Jolla, CA 92037 Attention: Office of General Counsel

With a copy to:	Wenseng “Wendy” Pan SIDLEY AUSTIN LLP 787 Seventh Avenue New York, NY 10019

For BeiGene:	BeiGene, Ltd c/o Mourant Ozannes Corporate Services (Cayman) Limited 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108 Cayman Islands Attention: General Counsel

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 [***]

15.5 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.6 Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [***] ([***]) [***] after such records are created; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Products.

15.7 Assignment. Neither Party may assign this Agreement or assign or transfer, in whole or in part, any rights or obligations hereunder without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed, except that a Party may make such an assignment or transfer, in whole or in part, without the other Party’s consent (a) to any Affiliate of such Party, or (b) to any Third Party successor in interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates (or if this Agreement is assigned in part, to which such part of this Agreement relates), whether in a merger, combination, consolidation, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (a) and (b) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. Any permitted assignment shall be binding on the successors or heirs of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.7 shall be null, void and of no legal effect.

15.8 Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the validity, enforceability or infringement of any Patent shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

15.9 Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any rights (including granting or continuing licenses and other rights) hereunder through one or more of its Affiliates. Subject to an assignment to such Affiliate pursuant to Section 15.7, in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any of the first Party’s Affiliates for any obligation or performance hereunder, prior to proceeding directly against such Party.

15.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.11 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

15.12 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.13 No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert (or delay in asserting) a right hereunder or to insist (or delay in insisting) upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

15.14 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto.

Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (b) the word “day” or “quarter” means a calendar day or quarter, unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits) and not any particular provision hereof; (e) provisions that require that a Party, the Parties or the JRC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (j) any reference herein to any Person will be construed to include the Person’s successors and assigns; (k) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.” Ambiguities, if any, in this

Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

15.15 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

BEIGENE, LTD.		AMBRX, INC.

By:	/s/ Scott A. Samuels	By:	/s/ Feng Tian

Name:	Scott A. Samuels	Name:	Feng Tian

Title:	Senior Vice President, General Counsel	Title:	President and CEO

[Signature Page to Collaboration and Exclusive License Agreement]

EXHIBITS

Exhibit A – Existing License Agreements

Exhibit B – Ambrx Patents Owned by Ambrx or its Affiliates as of the Effective Date

Exhibit C – Final Decision-Making Authority

Exhibit D – Research Programs

Exhibit E – Press Release

Exhibits

EXHIBIT A

EXISTING LICENSE AGREEMENTS

[***]

Exhibit A

EXHIBIT B

AMBRX PATENTS OWNED BY AMBRX OR ITS AFFILIATES

AS OF THE EFFECTIVE DATE

[***]

Exhibit B

EXHIBIT C

FINAL DECISION-MAKING AUTHORITY

[***]

Exhibit C

EXHIBIT D

RESEARCH PROGRAMS (THE FOLLOWING TO BE COMPLETED FOR EACH RESEARCH PROGRAM)

[***]

Exhibit D

EXHIBIT E

PRESS RELEASE

[To be attached.]